Exhibit 10.1

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH ASTERISKS [***] AS THE IDENTIFIED CONFIDENTIAL PORTIONS ARE BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT
by and among
MARCO HOTEL LLC, a Delaware limited liability company, and
HB NAPLES GOLF OWNER LLC, a Delaware limited liability company, collectively as
Seller
and
MIH PROPCO LLC, MIH ROOKERY LLC, and MIH HAMMOCK BAY LLC,
each a Delaware limited liability company,
collectively as
Purchaser
Dated: February 27, 2026

TABLE OF CONTENTS
Page
1.1    Definitions    1
ARTICLE 2 THE PROPERTY AND LIABILITIES    14
2.1    Description of the Property    14
2.2    Excluded Property    16
2.3    Assumed Liabilities    17
ARTICLE 3 PURCHASE PRICE    17
3.1    Purchase Price    17
3.2    Deposit    17
3.3    Independent Consideration    17
3.4    Payment of Purchase Price    18
3.5    Allocation of Purchase Price    18
ARTICLE 4 PURCHASER’S INSPECTIONS    18
4.1    Inspections    18
4.2    Incorporation By Reference    19
ARTICLE 5 TITLE TO THE PROPERTY    19
5.1    Title    19
5.2    Title Commitments and Survey    19
5.3    Resolution of Title Objections    19
5.4    Seller’s Obligations Regarding Title Objections    20
5.5    Postponement of Closing    21
ARTICLE 6 CONDITION OF THE PROPERTY    21
6.1    PROPERTY SOLD “AS-IS”    21
6.2    Disclaimer of Seller Representations and Warranties    24
6.3    Survival    25
ARTICLE 7 REPRESENTATIONS AND WARRANTIES    25
7.1    Seller’s Representations and Warranties    25
7.2    Purchaser’s Representations and Warranties    31
ARTICLE 8 COVENANTS    33
8.1    Confidentiality    33
8.2    Conduct of the Business    34
8.3    Employees    36
8.4    Capital Expenditures; Zoning; Environmental Resource Permit    39
8.5    Tax Contests    39
8.6    Notices and Filings    40
8.7    Access to Information    40
    i

8.8    Privacy Laws    40
8.9    Manager Consent    41
8.10    Manager Estoppel; Association Estoppel    41
8.11    Space Leases    42
8.12    Insurance    42
8.13    Lender Recognition Agreement    42
8.14    Loan Assumption    42
8.15    Exclusivity    43
ARTICLE 9 BROKER AND FURTHER ASSURANCES    43
9.1    Finders and Investment Broker    43
9.2    Further Assurances    43
ARTICLE 10 CLOSING CONDITIONS    44
10.1    Mutual Closing Conditions    44
10.2    Purchaser Closing Conditions    45
10.3    Seller Closing Conditions    47
10.4    Frustration of Closing Conditions    48
10.5    Hurricanes; NFIP    48
ARTICLE 11 CLOSING    48
11.1    Closing Date    48
11.2    Closing Escrow    48
11.3    Closing Deliveries    49
11.4    Possession    51
ARTICLE 12 PRORATIONS AND EXPENSES    51
12.1    Closing Statement    51
12.2    Prorations    51
12.3    Transaction Costs    53
ARTICLE 13 INTENTIONALLY OMITTED.    55
ARTICLE 14 DEFAULT AND REMEDIES    55
14.1    Seller Default    55
14.2    Purchaser’s Default    56
14.3    Updates of Schedules    57
14.4    No Recourse to Seller Indemnitees    57
14.5    Survival    57
ARTICLE 15 RISK OF LOSS    57
15.1    Casualty    57
15.2    Condemnation    58
ARTICLE 16 SURVIVAL, INDEMNIFICATION AND RELEASE    59
16.1    Survival    59

16.2    Indemnification by Purchaser    61
16.3    Effect of Taxes, Insurance or Other Reimbursement.    61
16.4    Waiver of Certain Damages    61
16.5    Indemnification Procedure    61
16.6    Accrual of Indemnification Obligation    62
16.7    Exclusive Remedy for Indemnification Loss    62
16.8    Release    62
16.9    Representation and Warranty Insurance    63
ARTICLE 17 MISCELLANEOUS PROVISIONS    63
17.1    Notices    63
17.2    Joint and Several Liabilities and Obligations    66
17.3    Time is of the Essence    66
17.4    Assignment    66
17.5    Successors and Assigns    66
17.6    Third Party Beneficiaries    66
17.7    GOVERNING LAW    67
17.8    Rules of Construction    67
17.9    Severability    67
17.10    JURISDICTION AND VENUE    68
17.11    WAIVER OF TRIAL BY JURY    68
17.12    Prevailing Party    68
17.13    Exculpation    68
17.14    Incorporation of Recitals, Exhibits and Schedules    68
17.15    Entire Agreement    69
17.16    Amendments, Waivers and Termination of Agreement    69
17.17    Not an Offer    69
17.18    Execution of Agreement    69
17.19    Computation of Time    69
17.20    Radon    69
17.21    No Recording    69
17.22    Termination Provisions    70
ARTICLE 18 GENERAL ESCROW PROVISIONS    70
18.1    General Escrow Provisions    70

Exhibits & Schedules
Exhibit A-1        Legal Description of Hotel
Exhibit A-2        Legal Description of Golf Courses
Exhibit B-1         Form of Assignment and Assumption Agreement
Exhibit B-2        Form of Assignment and Assumption of Marriott Lease Agreement
Exhibit C         Form of Bill of Sale
Exhibit D         Form of Closing Certificate
Exhibit E-1        Form of Owner’s Title Affidavit & Gap Indemnity
Exhibit E-2        Form of Affidavit and Indemnity re: Notices of Commencement
Exhibit F-1        Form of Deed (Hotel Parcel)
Exhibit F-2        Form of Deed (Hammock Bay Golf Course)
Exhibit F-3        Form of Deed (The Rookery Golf Course)
Exhibit G        As-Is Closing Waiver
Exhibit H        Manager Estoppel
Exhibit I        Form of Landlord Investment Amendment
Schedule 1.1        FF&E Reserve
Schedule 1.2        Golf Club Membership Documents
Schedule 1.3        Golf Club Membership Loan Documents
Schedule 1.5        Marriott Lease Agreement
Schedule 1.6        Certain Permitted Exceptions
Schedule 1.7        Existing Loan Documents
Schedule 2.1.8        Equipment Leases and Operating Agreements
Schedule 2.2.3        Excluded IT System
Schedule 7.1.6        Pending Litigation
Schedule 7.1.16    Ongoing Capital Expenditures
Schedule 7.1.17     Violations
Schedule 7.1.19(A)    Golf Club Membership Loan Document Defaults
Schedule 7.1.19(B)    Golf Club Initiation Fees
Schedule 7.1.20     Tax Contests

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 27th day of February, 2026 (the “Effective Date”), by and among MARCO HOTEL LLC, a Delaware limited liability company (“Hotel Owner”), and HB NAPLES GOLF OWNER LLC, a Delaware limited liability company (“Golf Owner”, and together with Hotel Owner, “Seller”), and MIH PROPCO LLC, MIH ROOKERY LLC, and MIH HAMMOCK BAY LLC, each a Delaware limited liability company (individually or collectively as the context requires, “Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
WITNESSETH:
WHEREAS, Hotel Owner owns that certain hotel commonly known as the JW Marriott Marco Island Beach Resort (the “Hotel”) on that parcel of land described in Exhibit A-1 attached hereto, and located at 400 South Collier Boulevard, Marco Island, Florida 34145 and Golf Owner owns those certain golf courses and related facilities known as the Hammock Bay Golf Course and Rookery Golf Course (collectively, the “Golf Courses”) on that parcel of land described on Exhibit A-2, and located at 1370 Borghese Lane, Naples, Florida 34114; and
WHEREAS, Seller desires to sell the Property (as defined below), including the Resort (as defined below), to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms and subject to the covenants and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, covenant and agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.1.
“Acceptable Association Estoppel” has the meaning set forth in Section 8.10.2 hereof.
“Acceptable Manager Estoppel” has the meaning set forth in Section 8.10.1 hereof.
“Access Agreement” means that certain Access, Indemnity and Confidentiality Agreement dated as of January 9, 2026 by and between Purchaser and Seller (or their respective Affiliates), as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Advisor” means Barings LLC.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly (a) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of the Person; or (b) controls, is controlled by or is under common control with, the Person. For the purposes of this definition, the term “Control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of a Person, whether by the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 3.5 hereof.
“Allonge” has the meaning set forth in Section 11.3.1(e) hereof.
“Anti-Corruption Laws” means any applicable law, regulation, or rule related to combating corruption or bribery, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”) and any other applicable law, including, without limitation, the UK Bribery Act of 2010.
“Anti-Money Laundering Laws” means any applicable law, regulation, or rule related to combating money laundering, suspicious transactions, trade embargos, economic sanctions, or terrorist financing, including, but not limited to, the US Bank Secrecy Act of 1986, the USA Patriot Act of 2001 (in each case to the extent applicable to the Parties and to this Agreement), the Specially Designated Nationals List (“SDN List”) or any similar list maintained by OFAC and the laws of any other applicable country, including, without limitation, the UK Money Laundering Regulations 2017 (as amended) and/or the various European Union Decisions and Regulations relating to financial sanctions in force from time to time.
“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the USA PATRIOT Act, and all other Applicable Law addressing or in any way relating to terrorist acts and acts of war.
“Applicable Law” means (a) all statutes or orders, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority; and (b) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent any Person or property is subject to the same.
“Assigned Operating Agreement” has the meaning set forth in Section 2.1.10.
“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement in the form of Exhibit B-1, assigning the Assumed Property Agreements, Licenses and Permits, Intellectual Property, Books and Records, Plans and Specifications, Warranties, the Golf Club Membership Documents, and the Bookings to Purchaser on the terms set forth therein.

“Assignment and Assumption of Marriott Lease Agreement” means that certain Assignment and Assumption Agreement in the form of Exhibit B-2, assigning the Marriott Lease Agreement to Purchaser on the terms set forth therein, to be acknowledged and agreed to by Manager.
“Association” has the meaning set forth in Section 8.10.2 hereof.
“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.
“Assumed Property Agreements” means (i) the Assigned Operating Agreements, (ii) the Seller Space Agreements, and (iii) solely to the extent that Seller is the lessee thereunder, the Equipment Leases.
“Bill of Sale” means the Bill of Sale in the form of Exhibit C, transferring the FF&E, Supplies, IT System, F&B, and Retail Merchandise on the terms set forth therein.
“Bookings” has the meaning set forth in Section 2.1.16 hereof.
“Books and Records” has the meaning set forth in Section 2.1.13 hereof.
“Broker” has the meaning set forth in Section 9.1 hereof.
“Broker Covenants” has the meaning set forth in Section 16.1.1(a) hereof.
“Business” means the lodging business and all activities related thereto conducted at the Resort including, without limitation (a) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (b) the operation of any restaurant, bar or banquet services at the Hotel or the Golf Club or Golf Courses, (together with all other goods and services provided at the Hotel or Golf Club), (c) the rental of any commercial or retail space to tenants at the Hotel (if applicable) or the Golf Courses, (d) the maintenance and repair of the Real Property and tangible Personal Property comprising a part of the Resort, (e) the employment of the Employees at the Hotel and Golf Courses, (f) the payment of Taxes for the Resort and (g) the operation of the Golf Club.
“Business Day” means any day other than a Saturday, Sunday or any federal legal holiday in New York, New York.
“Capital Expenditures” has the meaning set forth in Section 7.1.16 hereof.
“Cash Consideration” means that portion of the Purchase Price to be paid by Purchaser to Seller, in the form of good and valid U.S. funds, at Closing.
“Casualty” has the meaning set forth in Section 15.1 hereof.
“Civil Engineer” has the meaning set forth in Section 8.4.4 hereof.

“Closing” means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Article 11 hereof.
“Closing Certificate” means a closing certificate in the form of Exhibit D attached hereto, together with all exhibits thereto.
“Closing Date” means the date on which the Closing is consummated.
“Closing Statement” has the meaning set forth in Section 12.1 hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
“Condemnation” has the meaning set forth in Section 15.2 hereof.
“Confidentiality Covenants” has the meaning set forth in Section 16.1.1 hereof.
“Confidential Information” has the meaning set forth in Section 8.1.1 hereof.
“Construction Contracts” has the meaning set forth in Section 7.1.16 hereof.
“Conversion” has the meaning set forth in Section 8.4.4 hereof.
“Current Month” has the meaning set forth in Section 12.2.1 hereof.
“Cut-Off Time” has the meaning set forth in Section 12.2 hereof.
“Deeds” means, collectively, the special warranty deeds of conveyance for the Real Property, subject only to the Permitted Exceptions, in the forms attached hereto as Exhibit F-1, Exhibit F-2, and Exhibit F-3.
“Deposit” has the meaning set forth in Section 3.2 hereof.
“Effective Date” has the meaning set forth in the Preamble.
“Employees” means all individuals who manage, operate or work at the Resort and are not independent contractors of Manager.
“Employer” means Manager.
“Environmental Laws” means the following, as the same may be amended or supplemented from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, the Oil Pollution Act of 1990, the Occupational Health and Safety Act, the Federal Insecticide, Fungicide and Rodenticide Act, the

National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Uranium Mill Tailings Radiation Control Act and any other federal, state, city or county law, ordinance, rule, regulation, order, judgment, injunction or decree relating to or regulating the protection of the environment or pertaining to hazardous substances, hazardous materials, hazardous waste or other toxic materials, together with their implementing regulations and guidelines.
“Equipment Leases” has the meaning set forth in Section 2.1.9 hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder.
“ERP” has the meaning set forth in Section 8.4.4 hereof.
“ERP Transfer” has the meaning set forth in Section 8.4.4 hereof.
“Escrow Account” has the meaning set forth in Section 3.2 hereof.
“Escrow Agent” means Chicago Title Insurance Company, One Datran Center, 9100 S. Dadeland Blvd., Suite 904, Miami, Florida 33156 (Attention: Jennifer J. Corbo, Assistant Vice President and Senior Commercial Escrow Officer, Direct: (954) 308-3492, Email: jennifer.corbo@fnf.com).
“Estoppel Deadline” has the meaning set forth in Section 8.10.1 hereof.
“Excluded IT System” has the meaning set forth in Section 2.2.3 hereof.
“Excluded Property” has the meaning set forth in Section 2.2 hereof.
“Existing Lender” means, collectively, Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association, and Bank of America, N.A, together with their respective successors and/or permitted assigns.
“Existing Lender SNDA” means that certain Subordination, Non-Disturbance, and Attornment Agreement dated as of June 12, 2024 by and among Seller, Manager, and the Existing Lender.
“Existing Loan” means that certain loan in the original principal amount of $590,000,000 made by Existing Lender to Seller pursuant to that certain Loan Agreement dated as of June 12, 2024.
“Existing Loan Documents” means, collectively, those certain documents described on Schedule 1.7 attached hereto.
“Existing Loan Release” has the meaning set forth in Section 8.14 hereof.
“Extension Deposit” has the meaning set forth in Section 11.1 hereof.

“FedEx Lease” means that certain Business Center Lease Agreement dated as of May 2, 2017, by and between Hotel Owner and FedEx Office and Print Services, Inc., a Texas corporation, as renewed and extended by that certain Business Center Lease Agreement renewal and extension dated as of October 28, 2022, by and between Hotel Owner and FedEx Office and Print Services, Inc., a Texas corporation.
“F&B” has the meaning set forth in Section 2.1.7 hereof.
“FF&E” has the meaning set forth in Section 2.1.4 hereof.
“FF&E Reserve” means all FF&E reserves held by Owner, any Affiliate of Owner or any lender of Owner or its Affiliates. As of January 31, 2026, the balance of the FF&E Reserve is as set forth on Schedule 1.1 attached hereto.
“FF&E Reserve Funding Obligation” has the meaning set forth in Section 12.3.6 hereof.
“Fraud” has the meaning set forth in Section 16.1.1(b) hereof.
“Golf Club” means the private golf and social club commonly known as The Members Club at Marco, which includes certain rights and privileges of the Golf Club members to utilize facilities of the Rookery Golf Course, the Hammock Bay Golf Course and the Hotel.
“Golf Club Membership Documents” means those certain Golf Club membership documents described on Schedule 1.2 attached hereto.
“Golf Club Membership Loan Documents” means those certain Golf Club membership loan documents described on Schedule 1.3 attached hereto.
“Golf Courses” has the meaning set forth in the Recitals hereof.
“Golf Course Surveys” means, collectively, or individually as the context may require, that certain survey of the Rookery Golf Course dated December 2, 2025, by Grady Minor, a copy of which has been delivered to Purchaser and that certain survey of the Hammock Bay Golf Course dated November 21, 2025, by Grady Minor, a copy of which has been delivered to Purchaser.
“Golf Owner” has the meaning set forth in the Preamble hereof.
“Governmental Authority” means any federal, state or local government or other political subdivision thereof (including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question).
“Hammock Bay Golf Course” means the Hammock Bay Golf Course & Clubhouse owned by Golf Owner located in Collier County, Florida.

“Hazardous Substances” means oil or other petroleum products (including gasoline, crude oil or any crude oil fraction), and pollutants, contaminants, chemicals, toxic or hazardous wastes or any other substances of any nature, including, without limitation, radioactive materials, PCBs, asbestos, pesticides, herbicides, pesticide or herbicide containers, untreated sewerage, industrial process sludge, any other material that might pose a hazard to health or safety or whose nature and/or quantity of existence, use, manufacture or effect renders it subject to Federal, state or local laws or regulation, investigation, remediation or removal, and any item which is identified as a hazardous substance, hazardous material, or hazardous waste in any Environmental Law.
“Hotel” has the meaning set forth in the Recitals.
“Hotel Owner” has the meaning set forth in the Preamble hereof.
“Hotel Survey” means that certain survey of the Hotel dated December 2, 2025 by RWA Engineering, a copy of which has been delivered to Purchaser.
“Improvements” has the meaning set forth in Section 2.1.2 hereof.
“Indemnification Claim” has the meaning set forth in Section 16.5.1 hereof.
“Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, including, trial and any appellate level fees and expenses, incurred by the Indemnitee as a result of the act, omission or occurrence in question.
“Indemnitee” has the meaning set forth in Section 16.5.1 hereof.
“Indemnitor” has the meaning set forth in Section 16.5.1 hereof.
“Independent Consideration” has the meaning set forth in Section 3.3 hereof.
“Initially Scheduled Closing Date” has the meaning set forth in Section 11.1 hereof.
“Inspections” has the meaning set forth in Section 4.1 hereof.
“Insurance Policy” has the meaning set forth in Section 16.9 hereof.
“Intellectual Property” has the meaning set forth in Section 2.1.12 hereof.
“IT System” has the meaning set forth in Section 2.1.6 hereof.
“Knowledge of Purchaser” has the meaning set forth in Section 7.1 hereof.
“Lanai Tower Work” means any and all design, development, construction, repairs, replacements, enhancements, installations and/or capital expenditures or FF&E replacements, required, necessary, recommended, suggested, proposed, contemplated or desired with respect to the so-called “Lanai Tower” located on the Resort, including, such work that may be applicable to any of the design, development, construction, furnishing and/or operation of the Lanai Tower.
“Land” has the meaning set forth in Section 2.1.1 hereof.
“Landlord Investment Amendment” means an amendment to the Marriott Lease Agreement entered into on or after the Effective Date to document Landlord’s Investment (as such term is defined in the Marriott Lease Agreement) with respect to 2024 and 2025, each of which amendment shall be substantially in the form of Exhibit I attached hereto, it being acknowledged and agreed that (a) after giving effect to such amendment in respect of 2024, Landlord’s Investment shall be $[***] and (b) after giving effect to such amendment in respect of 2025, Landlord’s Investment shall in no event be less than the amount of Landlord’s Investment as of 2024.
“Lender SNDA” has the meaning set forth in Section 8.13 hereof.
“Liabilities” means any liabilities, obligations, damages, losses, costs and expenses of any kind or nature whatsoever, whether accrued or un-accrued, actual or contingent, known or unknown, foreseen or unforeseen.
“Licenses and Permits” has the meaning set forth in Section 2.1.11 hereof.
“Liquor License” has the meaning set forth in Section 8.2.3 hereof.
“Lis Pendens” has the meaning set forth in Section 17.21 hereof.
“Loan Assumption” has the meaning set forth in Section 8.14 hereof.
“Loan Assumption Documents” has the meaning set forth in Section 8.14 hereof.
“Loan Extension Costs” has the meaning set forth in Section 11.1 hereof.
“Manager” means Marriott Hotel Services, LLC, a Delaware limited liability company (or any successor in interest, assigns and/or changed name or designation resulting from any merger or acquisition).
“Manager Consent” has the meaning set forth in Section 8.9 hereof.
“Mandatory Cure Items” has the meaning set forth in Section 5.4 hereof.
“Marriott Lease Agreement” means that certain agreement described on Schedule 1.5 attached hereto.
“Marriott ROFO Waiver Letter” means that certain letter agreement dated as of July 25, 2025 by and between Seller and Manager regarding the Resort and waiver of Manager’s right of first offer under the Marriott Lease Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change on or before the Closing that (a) has, or is reasonably likely to have, a material adverse effect on the value of the Property, the Improvements, or the operation of the Hotel from and after Closing, and/or (b) otherwise results, or would result, in a monetary loss to Purchaser expressly related to the ownership and/or operation of the Property, the Improvements or the Hotel from and after Closing (but excluding any reduction in value, which is covered by clause (a) above), including the cost to cure, cost to repair, or lost revenue, in an aggregate amount, as to clause (a) and clause (b) above (without duplication), equal to or greater than Four Percent (4%) of the Purchase Price. For the purpose of assessing the existence of a Material Adverse Effect, any reduction in value shall be measured using the actual reduction in value of the Property or the actual monetary loss without the application of any capitalization rate to such loss.
“Material Casualty” has the meaning set forth in Section 15.1.1 hereof.
“Material Condemnation” has the meaning set forth in Section 15.2.1 hereof.
“Material Contract” means any Operating Agreement that (a) cannot be terminated within sixty (60) or fewer days without payment of any fees or penalties or (b) requires aggregate annual payments in excess of Three Hundred Fifty Thousand Dollars ($350,000) for any year during the term of such Operating Agreement.
“Memorandum of Assignment” has the meaning set forth in Section 11.3.1(m) hereof.
“Mutual Closing Conditions” has the meaning set forth in Section 10.1.1 hereof.
“MVCI Agreement” means that certain Marketing and Sales Access Agreement dated as of July 1, 2023, among Marriott Hotel Services, LLC, a Delaware limited liability company, Hotel Owner, and Marriott Ownership Resorts, Inc., a Delaware corporation doing business as Marriott Vacation Club International.
“Notice” has the meaning set forth in Section 17.1.1 hereof.
“OFAC” has the meaning set forth in Section 7.1.13 hereof.
“Ongoing Capital Expenditures” has the meaning set forth in Section 7.1.16 hereof.
“Operating Agreements” means, collectively, all maintenance, repair, improvement, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other agreements for goods or services entered into by the Seller in connection with the Business, other than the Marriott Lease Agreement, the Seller Space Agreements, the Equipment Leases and the Licenses and Permits, together with all deposits made or held by or on behalf of Seller thereunder.
“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business during the twelve-month period immediately preceding the Effective Date, taking into account the facts and circumstances in existence from time to time.

“Party(ies)” has the meaning set forth in the Preamble hereof.
“Permitted Exceptions” means (a) the matters set forth in the Title Commitment which are described on Schedule 1.6 attached hereto, (b) the Marriott Lease Agreement as it exists on the Effective Date, the Operating Agreements and other contracts affecting the Property as they exist on the Effective Date, and any Operating Agreements or other contracts entered into after the date hereof and in accordance with the terms of this Agreement, (c) liens for current real estate taxes which are not yet due and payable, (d) standard jacket exclusions contained in forms of title insurance policies, (e) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts shown on the Survey, (f) intentionally omitted, (g) any laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any Governmental Authority, and (h) any liens, encumbrances or exceptions caused by Purchaser, its agents, representatives or employees.
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Personal Property” means the Property other than the Real Property.
“Plans and Specifications” has the meaning set forth in Section 2.1.14 hereof.
“Post-Closing Covenants” has the meaning set forth in Section 16.1.1(a) hereof.
“Pre-Closing Covenants” has the meaning set forth in Section 16.1.1(a) hereof.
“Prohibited Person” has the meaning set forth in Section 7.1.13 hereof.
“Property” has the meaning set forth in Section 2.1 hereof.
“Proprietary Manager Information” means any and all guest or customer profiles, preferences and other information collected by Manager as a part of its frequent guest program and not the type of information that hotels generally collect from a guest or customer when making a reservation or checking in at a hotel.
“Proprietary Marks” means the Intellectual Property and other similar rights held by Seller (to the extent same are not used exclusively in connection with the Property or the Business) or Manager or any of their respective Affiliates.
“Proprietary Materials” means any reports or studies obtained by or on behalf of Seller, which includes any of the following proprietary materials: (a) information contained in Seller’s financial analyses or projections or other internal documents relating to the Property, including any valuation documents, (b) material which is subject to attorney-client privilege or which is attorney work product, (c) appraisal reports or letters, (d) material which constitutes confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller or any of its Affiliates, including, without limitation, all internal financial analysis, tax returns, financial statements and corporate or other entity governance records, and (e) materials which are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by Seller or which Seller is legally required not to disclose.
“Proprietary Property” means (a) all Proprietary Marks, (b) all signs and other fixtures and personal property at the Hotel which bears any of the Proprietary Marks; (c) Seller’s and Manager’s internal management, operational, employee and similar manuals, handbooks and publications; (d) all Proprietary Manager Information; and (e) Seller’s and Manager’s centralized systems and programs used in connection with the Business conducted by Seller, including, without limitation, the sales and marketing, guest program, Resort Guest Data and Information and purchasing systems and programs.
“Proration Covenants” has the meaning set forth in Section 16.1.1(a) hereof.
“Prorations” has the meaning set forth in Section 12.2 hereof.
“Purchase Price” has the meaning set forth in Section 3.1 hereof.
“Purchase Price Allocation Covenants” has the meaning set forth in Section 16.1.1(a) hereof.
“Purchaser” has the meaning set forth in the Preamble hereof.
“Purchaser Closing Conditions” has the meaning set forth in Section 10.2.1 hereof.
“Purchaser Closing Deliveries” has the meaning set forth in Section 11.3.2 hereof.
“Purchaser Default” has the meaning set forth in Section 14.2 hereof.
“Purchaser Documents” has the meaning set forth in Section 7.2.2 hereof.
“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective past, present or future direct or indirect shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.
“Purchaser’s Employee Obligations” has the meaning set forth in Section 8.3.3 hereof.
“Purchaser’s Knowledge” (or words of similar import or reference, including but not limited to the word “Knowledge” in proximity or reference to Purchaser) has the meaning set forth in Section 7.1 hereof.
“Purchaser’s Knowledge Party” has the meaning set forth in Section 7.2.9 hereof.

“Purchaser’s Representatives” has the meaning ascribed to “Buyer’s Representatives” in the Access Agreement.
“Real Property” has the meaning set forth in Section 2.1.2 hereof.
“Rehired Employees” has the meaning set forth in Section 8.3.1(a) hereof.
“Resort” means collectively, or as the context may require, individually, the Hotel, the Golf Club, the Rookery Golf Course and the Hammock Bay Golf Course.
“Resort Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in Seller’s Possession of the type of information that hotels or golf clubs generally collect from guests or customers when making a reservation or checking in at a hotel, whether obtained or derived by Seller from guests or customers of the Resort, but expressly excluding Proprietary Manager Information.
“Retail Merchandise” has the meaning set forth in Section 2.1.8 hereof.
“Rookery Golf Course” means the Rookery Golf Course owned by Golf Owner located in Collier County, Florida.
“Scheduled Closing Date” has the meaning set forth in Section 11.1 hereof.
“Secondary Bidder” means that certain third party (or any of its Affiliates) whom Seller engaged in discussions and negotiations regarding a purchase and sale agreement for the Property that were contemporaneous with Seller’s discussions or negotiations of this Agreement.
“Seller” has the meaning set forth in the Preamble.
“Seller Closing Conditions” has the meaning set forth in Section 10.3.1 hereof.
“Seller Closing Deliveries” has the meaning set forth in Section 11..3.1 hereof.
“Seller Default” has the meaning set forth in Section 14.1 hereof.
“Seller Documents” has the meaning set forth in Section 7.1.2 hereof.
“Seller Due Diligence Materials” means all materials Seller delivers to Purchaser in connection with Purchaser’s Inspections hereunder; provided, however, that Seller shall have no obligation to make available or deliver to Purchaser any Proprietary Materials.
“Seller Indemnitees” means Seller, Advisor, the Employer and their respective Affiliates, and each of their respective past, present or future direct or indirect shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller Representations” has the meaning set forth in Section 6.1.1 hereof.
“Seller Space Agreements” has the meaning set forth in Section 7.1.15 hereof.
“Seller Title Response” has the meaning set forth in Section 5.3 hereof.
“Seller’s Employee Obligations” has the meaning set forth in Section 8.3.3 hereof.
“Seller’s Knowledge” has the meaning set forth in Section 7.1 hereof.
“Seller’s Possession” means in the physical possession and/or control of or reasonably available to any officer or employee of Seller or the Employer; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any documents or materials that are Proprietary Materials.
“Seller’s Representative” has the meaning set forth in Section 7.1 hereof.
“Settlement Agreement” means that certain Amended Final Judgment dated July 17, 2023, entered in Case No. 2018-CA-1623, in the Circuit Court of the Twentieth Judicial Circuit in and for Collier County, Florida.
“SFWMD” has the meaning set forth in Section 8.4.4 hereof.
“Space Leases” means all leases, licenses, concessions, and other occupancy agreements (and any amendments thereto) for the use or occupancy of any portion of the Improvements, excluding, however, Bookings.
“Supplies” has the meaning set forth in Section 2.1.5 hereof.
“Survey” means collectively, the Hotel Survey and the Golf Course Surveys.
“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.
“Third-Party Claim” means, individually and collectively: (a) with respect to Seller Indemnitees, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against Seller Indemnitee by any Person which is not Purchaser or an Affiliate of Purchaser; and (b) with respect to any Purchaser Indemnitee, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against Purchaser Indemnitee by any Person which is not Seller or an Affiliate of Seller.
“Title Commitment” has the meaning set forth in Section 5.2 hereof.

“Title Company” means Chicago Title Insurance Company, One Datran Center, 9100 S. Dadeland Blvd., Suite 904, Miami, Florida 33156 (Attention: Jennifer J. Corbo, Assistant Vice President and Senior Commercial Escrow Officer, Direct: (954) 308-3492, Email:  jennifer.corbo@fnf.com) and Landy Saavedra, PLLC, as agent, 8950 SW 74th Ct, Suite 2201, Miami, FL 33156 (Attention: Brenda M. Saavedra, Esq., Direct: (305) 677-3189, Email: saavedrab@lspllclaw.com).
“Title Objection” has the meaning set forth in Section 5.2 hereof.
“Title Policy” means an ALTA 2021 Owner’s Policy of Title Insurance with Florida modifications, issued by the Title Company insuring Purchaser’s title to the Real Property subject (a) only to the Permitted Exceptions and (b) in an amount at least equal to the portion of the Purchase Price allocable to the Land and Improvements.
“Title Update” has the meaning set forth in Section 5.2 hereof.
“Verizon Lease” means that certain Equipment Space License Agreement dated as of March 5, 2024, by and between Hotel Owner and Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership.

“WARN Act” has the meaning set forth in Section 8.3.1.

“Warranties” has the meaning set forth in Section 2.1.15 hereof.

ARTICLE 2
THE PROPERTY AND LIABILITIES
2.1Description of the Property. Subject to the terms set forth in this Agreement, at Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller the Resort, including the property and assets more particularly set forth in this Section 2.1 below, but expressly excluding any Excluded Property (collectively, the “Property”).
2.1.1Land. Collectively, those parcels of land described in Exhibit A-1 and Exhibit A-2 attached hereto, together with all appurtenant easements and any other rights and interests appurtenant thereto (collectively, the “Land”);
2.1.2Improvements. All buildings, structures (surface and subsurface), parking areas and other improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements,” and together with the Land, the “Real Property”);
2.1.3Marriott Lease Agreement. All right, title and interest of landlord in the Marriott Lease Agreement.
In addition to the foregoing, the following items shall be sold, conveyed, transferred, assigned and delivered to Purchaser at Closing, subject to the rights of Manager under the Marriott Lease Agreement (and, for the avoidance of doubt, to the extent of Seller’s right, title, and interest therein, including any reversionary right):

2.1.4FF&E. Seller’s right, title and interest in all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Real Property and used exclusively in the Business, or ordered for future use at the Real Property, at Closing, other than the Supplies, IT System, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);
2.1.5Supplies. Seller’s right, title and interest in all china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, soap and other toiletries, stationery, menus, directories and other printed materials, golf operating supplies, and all other similar supplies and materials (including but not limited to Fixed Asset Supplies, as such term is defined in the Marriott Lease Agreement), in each case whether partially used, unused or held in reserve storage for future use, which are located at the Real Property or stored off-site or ordered for future use at the Real Property as of Closing thereon (the “Supplies”);
2.1.6IT System. Seller’s right, title and interest in all computer hardware, telecommunications and information technology systems located at the Real Property or stored off-site, but specific to the operation of the Business on the Property, including all telephone exchanges located at the Real Property, and all computer software used at the Real Property, subject to the terms of the applicable license agreement, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer, but expressly excluding the Excluded IT System (the “IT System”);
2.1.7Food and Beverage. Seller’s right, title and interest in all food and beverages (alcoholic and non-alcoholic) which are located at the Real Property, whether opened or unopened, or ordered for future use at the Real Property, as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);
2.1.8Retail Merchandise. Seller’s right, title and interest in all merchandise located at the Real Property and held for sale to guests and customers of the Real Property, or ordered for future sale at the Real Property or stored offsite, as of the Closing, including, without limitation, the inventory held for sale in any gift shop, or newsstand operated by or on behalf of Seller at the Real Property, but expressly excluding the F&B (the “Retail Merchandise”);
2.1.9Equipment Leases. Seller’s right, title and interest in all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Resort or stored off-site which are held by or on behalf of Seller and used exclusively in the Business, together with all deposits made by or on behalf of Seller with respect thereto, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, an “Equipment Lease” and, collectively, the “Equipment Leases”);
2.1.10Assigned Operating Agreements. Seller’s right, title and interest in all Operating Agreements and the deposits held thereunder to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer (each, an “Assigned Operating Agreement” and, collectively, the “Assigned Operating Agreements”);
2.1.11Licenses and Permits. Seller’s right, title and interest in all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority for the Property and/or Business which are held by or on behalf of Seller (including, without limitation, the construction, use or occupancy of the Property or the

Business) together with any deposits made by or on behalf of Seller with respect thereto to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Licenses and Permits”);
2.1.12Intellectual Property. Seller’s right, title and interest in all trademarks, trade names, service marks, symbols, logos, domain names and other intellectual property rights owned or assignable by Seller specific to the operation of the Business, if any, but excluding all Proprietary Marks, to the extent the same are transferable (the “Intellectual Property”);
2.1.13Books and Records. Seller’s right, title and interest in all books and records which relate to the Property or the Business, but expressly excluding any Proprietary Materials (the “Books and Records”); provided, however, that Seller shall have the right to (a) redact and reformat any Books and Records which include data or other information pertaining to any other properties owned, managed or franchised by Seller or its Affiliates that are unrelated to the operation of the Business; and (b) retain copies of any Books and Records (and all underlying data) delivered to Purchaser;
2.1.14Plans and Specifications. Seller’s right, title and interest in the plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Real Property or in Seller’s Possession which are specific to the Resort, if any, to the extent the same are transferable (the “Plans and Specifications”);
2.1.15Warranties. Seller’s right, title and interest in the warranties and guaranties (if any) held by or made for the benefit of Seller with respect to the Improvements or Personal Property situated at the Resort to the extent the same are transferable and the Parties obtain any consent necessary to effectuate such a transfer (the “Warranties”);
2.1.16Bookings. Seller’s right, title and interest in all bookings and reservations for guest, conference and banquet rooms or other facilities at the Property as of the Closing, together with all deposits actually taken and held by or on behalf of Seller with respect to the Hotel (the “Bookings”);
2.1.17Golf Club Membership Loan Documents; Golf Club Membership Documents. Seller’s right, title and interest in the Golf Club Membership Loan Documents and the Golf Club Membership Documents.
2.2Excluded Property. Notwithstanding anything to the contrary in Section 2.1 above, the property, assets, rights and interests set forth below in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser at Closing, and shall be excluded from the Property:
2.2.1Cash. Except for deposits expressly included in Section 2.1 hereof, and except as otherwise expressly provided herein, all cash on hand or on deposit in any house bank, operating account or other account or reserve held by Seller or any lender of Seller (including, without limitation, seasonal reserves and the FF&E Reserve) maintained in connection with the Business, together with any and all credit card charges, checks and other instruments which either Seller has submitted for payment as of the Closing;
2.2.2Third-Party Property. Any fixtures, personal property or Intellectual Property owned by (a) the lessor under any Equipment Leases (subject to Purchaser’s rights under the Equipment Leases); (b) the supplier, vendor, licensor or other party under any Operating Agreements, Assumed Property Agreements or Licenses and Permits (including, without limitation, Manager pursuant to the Marriott Lease Agreement); (c) any Employee or (d) any guest or customer of the Resort;

2.2.3Excluded IT System. The computer hardware, telecommunications and information technology systems, and computer software owned, leased or licensed by Manager set forth on Schedule 2.2.3 (the “Excluded IT System”);
2.2.4Insurance Policies. All policies of insurance under which Seller is a named or an additional named insured. Purchaser shall be responsible for obtaining its own insurance as of the Closing and for the period thereafter; and
2.2.5Proprietary Intangibles. All Proprietary Manager Information, all Proprietary Materials, all Proprietary Marks, and all Proprietary Property.
2.3Assumed Liabilities. Except for Liabilities for which Seller has expressly agreed to indemnify any Purchaser Indemnitee under any other provision in this Agreement or any Seller Closing Deliveries and Seller’s Employee Obligations (if any), at Closing, Purchaser shall assume all Liabilities (a) with respect to the Property, the Business, Taxes and the Employees, including, but not limited to, all Liabilities arising under the Marriott Lease Agreement and the Assumed Property Agreements, but only to the extent (i) first arising and accruing on or after the Closing Date, or (ii) first arising prior to the Closing solely to the extent Purchaser has received a credit for such Liabilities under Article 12, and (b) otherwise expressly assumed by Purchaser pursuant to the terms of this Agreement or against which Purchaser has expressly agreed to indemnify any Seller Indemnitees under any other provision in this Agreement (collectively, the “Assumed Liabilities”). Seller shall retain all Liabilities, other than any Liabilities that constitute Assumed Liabilities, with respect to the Property, and the Business, Taxes, including but not limited to, all Liabilities under the Marriott Lease Agreement and the Operating Agreements that accrued prior to Closing. This Section 2.3 shall survive the Closing.
ARTICLE 3
PURCHASE PRICE
3.1Purchase Price. The purchase price for the Property is Eight Hundred Thirty Five Million and No/Dollars ($835,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 12.2 hereof, and as otherwise expressly provided in this Agreement. If the Loan Assumption occurs, then the outstanding principal balance of the Existing Loan as assumed by Purchaser shall be credited against the Purchase Price.
3.2Deposit. Not later than one (1) Business Day following the Effective Date of this Agreement, Purchaser shall deposit with the Escrow Agent, in an interest bearing account established by Escrow Agent (the “Escrow Account”), in cash or other immediately available funds, the sum of Ten Million and 00/100 Dollars ($10,000,000.00) (together with any interest earned thereon, the “Deposit”). The Deposit is consideration for the rights granted to Purchaser to purchase the Property and shall be deemed fully earned by Seller on the Effective Date and nonrefundable to Purchaser in all events except as expressly provided in this Agreement. The Escrow Agent shall hold the Deposit in the Escrow Account, in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Purchaser and Purchaser shall be responsible for the payment of all costs and fees imposed on the Escrow Account. Nevertheless, all interest accrued on such sum shall be held and disbursed with, and deemed to be a part of, the Deposit for all purposes of this Agreement. At Closing, the Deposit and all interest, if any accrued thereon shall be applied toward the Purchase Price and paid through Escrow to Seller. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Deposit and shall deliver IRS Form W-9 to Escrow Agent in connection therewith. Escrow Agent shall disburse the Deposit to the Parties in accordance with the terms and conditions of this Agreement. This Section 3.2 shall survive the Closing, as well as the termination of this Agreement.
3.3Independent Consideration. Within one (1) Business Day following the Effective Date, Purchaser shall pay to Seller an amount equal to One Thousand and No/100 Dollars ($1,000.00) which shall be deemed “nonrefundable option money” given by Purchaser to

Seller as good and valuable consideration for the rights and obligations of the parties under this Agreement, is independent of all other consideration provided in this Agreement, and is nonrefundable in all events (the “Independent Consideration”). Seller and Purchaser stipulate that the Independent Consideration is sufficient consideration to support this Agreement notwithstanding any limited termination rights in favor of Purchaser as expressly set forth in this Agreement. At Closing, the Independent Consideration shall be credited against the Purchase Price.
3.4Payment of Purchase Price.
3.4.1Payment at Closing. At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price, as adjusted pursuant to Section 3.1 hereof, less the Deposit and the Independent Consideration applied and credited toward payment of the Purchase Price.
3.4.2Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.
3.5Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price (and any other amounts treated as consideration for U.S. federal, state, or local income tax purposes) shall be allocated among the real property and other tangible and intangible property and other assets purchased (the “Allocation”). The Parties shall use their good faith efforts to agree to an Allocation as soon as reasonably practicable following the Effective Date and no later than fifteen (15) Business Days prior to the Closing Date. Upon reaching an agreement on such Allocation, the Allocation shall be used in connection with any transfer and sales taxes (if applicable) payable in connection with the transfer of the Property pursuant to this Agreement, with appropriate stipulations that such allocations are not binding for any other purpose. Notwithstanding the foregoing, if the Parties are unable to agree on a mutually satisfactory Allocation, then each of Purchaser and Seller shall use its own Allocation for tax returns, filings, and other purposes; provided, however, that the Allocation proposed by Seller shall be used in connection with all non-income taxes (if applicable) payable in connection with or resulting from this Agreement, with appropriate stipulations that such allocations are not binding for any federal, state or local income tax purposes. The provisions of this Section 3.5 shall survive the Closing without limitation.
ARTICLE 4
PURCHASER’S INSPECTIONS
4.1Inspections. Prior to the Effective Date, Seller made all Books and Records, and Plans and Specifications, which are in Seller’s Possession, available for Purchaser’s inspection, and continuing after the Effective Date, Seller shall continue to make all Books and Records, and Plans and Specifications, which are in Seller’s Possession, available for Purchaser’s inspection and Purchaser shall continue to have the right to perform such examinations, tests, investigations and studies of the Property as are contemplated in, and subject to the terms of, the Access Agreement (the “Inspections”). Purchaser hereby acknowledges and agrees that prior to the Effective Date, Purchaser had an adequate opportunity to conduct Inspections of the Property as Purchaser deemed necessary or appropriate in its sole and absolute discretion. Notwithstanding anything to the contrary in this Agreement, (i) Purchaser’s execution of this Agreement shall be deemed to constitute Purchaser’s approval of all Inspections and affirmative election to proceed to Closing subject to, and in accordance with, the terms and conditions contained herein, and (ii) Purchaser shall have no right to terminate this Agreement or receive any refund of the Deposit with respect to the Inspections, whether such Inspections were completed before or after the Effective Date; provided, that the foregoing shall be subject to the rights of Purchaser under all other provisions of this Agreement.
4.2Incorporation By Reference. The terms and conditions set forth in Section 1, Section 2, Section 3, Section 4, Section 5, and Section 6 of the Access Agreement are incorporated herein by this reference as if set forth in full herein, and applied mutatis mutandis, it being acknowledged and agreed that: (a) all references therein to “Owner” shall be deemed to mean, and refer to, Seller, (b) all references therein to “Prospective Buyer” shall be deemed to mean, and refer to Purchaser, and (c) notwithstanding anything in the Access Agreement, the terms and conditions of such provisions of the Access Agreement (as incorporated herein) shall survive any termination of this Agreement for a period of eighteen (18) months.
ARTICLE 5
TITLE TO THE PROPERTY
5.1Title . The Property shall be sold and is to be conveyed, and Purchaser agrees to purchase the Property, subject only to the Permitted Exceptions.
5.2Title Commitments and Survey. Prior to the Effective Date, Seller has delivered or given Purchaser access to (a) a current title insurance report pursuant to which the Title Company would insure Purchaser’s title to the Real Property in the amount of the Purchase Price subject to the satisfaction of certain conditions (the “Title Commitment”) and (b) the Survey. If the Title Company notifies Purchaser of any title update to the Real Property following the Effective Date including in an updated Title Commitment or owner’s or loan proforma title policy or as disclosed in an update to the Survey (a “Title Update”), Purchaser may give Seller written notice of any objections it has to any matters disclosed by the Title Update which are unacceptable to Purchaser (each, a “Title Objection”); provided, that (i) such Title Objections were not listed in the original Title Commitment, (ii) such Title Objections have a Material Adverse Effect or are the result of a breach by Seller of its express obligations hereunder, and (iii) Purchaser provides Seller written notice of such Title Objections within three (3) Business Days after receipt of the Title Update. If Purchaser fails to timely object to any Title Update that satisfies the conditions described in subclauses (i) through (ii) of this Section 5.2, or if any Title Update does not disclose matters that satisfy the conditions described in subclauses (i) through (ii) of this Section 5.2, then, in each instance, except with respect to any matters affecting title to the Real Property of the type described in Section 5.4 below, Purchaser shall be deemed to have waived its right to object to any such matter and any such matter shall be considered a Permitted Exception for purposes of this Agreement.
5.3Resolution of Title Objections. Within ten (10) days after receipt from Purchaser of a written notice of any Title Objections, Seller shall notify Purchaser in writing as to whether or not Seller will cure such Title Objections (the “Seller Title Response”), and if Seller elects to cure any such Title Objections (which election shall be in Seller’s sole and absolute discretion), Seller shall satisfy or correct, at Seller’s expense, such Title Objections on or before the Closing Date. Failure of Seller to give the Seller Title Response notice within such ten (10) day period shall be deemed to be Seller’s election not to cure any such Title Objections. In the event Seller does not elect to satisfy or cure or is deemed to have elected not to satisfy or cure any such Title Objections of which it is notified, then, within three (3) Business Days thereafter, Purchaser shall by written notice to Seller elect one of the following:
5.3.1To waive such Title Objections and proceed to Closing in accordance with the terms of this Agreement, in which event such Title Objections shall be deemed Permitted Exceptions; or
5.3.2To terminate this Agreement by delivery of written notice to Seller and to receive a complete refund of the Deposit, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except for those which expressly survive termination of this Agreement.
The failure of Purchaser to give timely notice of its election as to the foregoing alternatives shall be deemed an election to proceed with the transaction in accordance with Subsection 5.3.1 above.

5.4Seller’s Obligations Regarding Title Objections. Except as expressly agreed by Seller pursuant to Section 5.2 above or pursuant to this Section 5.4, Seller shall not be required and is not obligated hereby to bring any action or proceedings, convey or acquire any interest in real property, or incur any expense or liability to render title to the Real Property free and clear of any Title Objections, and Purchaser shall have no right of specific performance against Seller to cause any Title Objections to be removed. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to pay, discharge, or otherwise cure each of the following matters (such that such matters are either removed of record or removed as an exception from the Title Commitment, or, if consented to by Purchaser, insured over by the Title Company at or prior to Closing) (collectively, the “Mandatory Cure Items”): (a) any mortgage, deed to secure debt, deed of trust, financing statement, security interest, or other voluntary lien securing the payment of monetary obligations created by or through Seller or any Affiliate thereof (including, without limitation, any mechanic’s or vendor’s lien), any notice of commencement of work recorded against the Property, other than any such encumbrances related to the Existing Loan Documents if Purchaser proceeds with the Loan Assumption or any Ongoing Capital Expenditures that have not achieved Final Completion (subject to the proration of any costs thereunder pursuant to Section 12.2), (b) any tax certificates issued against the Property and the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property that are delinquent or that will be delinquent on the Closing Date, (c) any encumbrances or restrictions that have been voluntarily placed against the Property by Seller or consented to by Seller after the Effective Date without Purchaser’s prior written consent, and (d) any judgment lien against the Property in an amount not to exceed Ten Million Dollars ($10,000,000) arising from a lawsuit against Seller and not any third parties, including Manager (provided, that if the amount of any such judgment lien shall exceed Ten Million Dollars ($10,000,000), and Seller elects not to discharge, bond over, or otherwise cause the Title Company to insure over (without additional cost or expense to Purchaser) the same, then Purchaser’s sole remedy shall be to terminate this Agreement by delivery of written notice to Seller on or prior to the Scheduled Closing Date and to receive a refund of the Deposit, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except for those which expressly survive termination of this Agreement). Seller shall be in default under this Agreement if it shall fail to cure any Mandatory Cure Items in accordance with this Section 5.4, and Purchaser may elect, in lieu of the remedies set forth in Section 14.1, in its sole discretion, to proceed to Closing under this Agreement and take title to the Property subject to such uncured matters and deduct from the Purchase Price the amount necessary to cure or remove the same, subject to the limitations set forth in the foregoing clauses (a)-(d). Notwithstanding the foregoing, at Purchaser’s request and sole cost, Seller shall use commercially reasonable efforts to cooperate with Purchaser in obtaining Seller’s lenders’ cooperation in assigning existing notes and mortgages to Purchaser’s lenders to the extent that an assignment would achieve intangible tax savings to Purchaser, at no cost or expense to Seller. In no event shall any such assignment be a condition to Closing.
5.5Postponement of Closing. The Closing Date shall be postponed, if necessary, to permit the full running of the respective time periods described in Section 5.2 above.
ARTICLE 6
CONDITION OF THE PROPERTY
6.1PROPERTY SOLD “AS-IS”.
6.1.1EXCEPT FOR (I) THE REPRESENTATIONS OF SELLER EXPRESSLY MADE IN THIS AGREEMENT, INCLUDING SECTION 7.1 AND/OR IN ANY OF THE SELLER CLOSING DELIVERIES (THE “SELLER REPRESENTATIONS”) AND (II) SELLER’S COVENANTS UNDER THIS AGREEMENT THAT EXPRESSLY SURVIVE CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR ANYONE ACTING ON BEHALF OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF

ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE, ABSENCE OF DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, MOLD, ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS OR RESTRICTIONS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. EXCEPT FOR THE SELLER REPRESENTATIONS, ALL SUCH REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE SELLER REPRESENTATIONS, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF THE OTHER SELLER INDEMNITEES IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY. EXCEPT AS OTHERWISE SET FORTH HEREIN AND/OR IN ANY OF THE SELLER CLOSING DELIVERIES OR IN CONNECTION WITH SELLER’S FRAUD, PURCHASER SHALL HAVE NO RIGHT OR CAUSE OF ACTION IN WARRANTY OR OTHERWISE AGAINST SELLER OR ANY OF THE OTHER SELLER INDEMNITEES IN ANY CONTROVERSY, CLAIM, DEMAND, OR LITIGATION ARISING FROM OR IN CONNECTION WITH THE PROPERTY, (INCLUDING, BUT NOT LIMITED TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF) AND PURCHASER HEREBY WAIVES AND RELEASES SELLER AND EACH OF THE SELLER INDEMNITEES FROM ANY SUCH RIGHT OR CAUSE OF ACTION. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE SELLER CLOSING DELIVERIES, (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS-IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS, SUBJECT TO WEAR AND TEAR FROM THE EFFECTIVE DATE OF THIS AGREEMENT UNTIL THE CLOSING DATE, AND (B) NEITHER SELLER, NOR ANY OF ITS AFFILIATES HAS ANY OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL RELY UPON PURCHASER’S OWN DUE DILIGENCE IN DETERMINING WHETHER THE PROPERTY AND THE BUSINESS ARE SUITABLE FOR PURCHASE BY PURCHASER.
6.1.2EXCEPT FOR THE SELLER REPRESENTATIONS, SELLER AND EACH PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS, HEALTH OR

SAFETY LAWS, RULES OR REGULATIONS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCES OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL, FIRE LIFE SAFETY OR HEALTH AND WELFARE CONDITIONS AT THE PROPERTY OR (C) ANY GOVERNMENTAL RESTRICTIONS RELATED TO ANY EPIDEMIC OR PANDEMIC THAT COULD ADVERSELY IMPACT THE OWNERSHIP OR OPERATION OF THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE RESORT HEREUNDER, EXCEPT FOR (I) ANY BREACH OF COVENANTS THAT EXPRESSLY SURVIVE CLOSING, (II) ANY LIABILITY FOR WHICH SELLER HAS EXPRESSLY AGREED PURSUANT TO THE TERMS OF THIS AGREEMENT TO INDEMNIFY PURCHASER OR THE PURCHASER INDEMNITEES AND/OR (III) AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE SELLER CLOSING DELIVERIES (IN EACH INSTANCE, SUBJECT TO THE TERMS OF THIS AGREEMENT OR SUCH OTHER DOCUMENT), PURCHASER HEREBY WAIVES AND RELINQUISHES, AND RELEASES THE SELLER INDEMNITEES FROM ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST THE SELLER INDEMNITEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE RESORT, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES, MOLD, COMMUNICABLE DISEASE OR OTHER HEALTH OR WELFARE ISSUE OR (B) ANY MISREPRESENTATION OR FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION REGARDING THE RESORT (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF THE RESORT OR ANY PORTION THEREOF OR THE PROPERTY RECORDS). PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT PURCHASER’S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE PROPERTY AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE RESORT OTHER THAN THE SELLER REPRESENTATIONS. NOTHING HEREIN, HOWEVER, SHALL RELEASE SELLER FROM ANY LIABILITY TO ANY THIRD PARTY WITH RESPECT TO MATTERS THAT ACCRUED DURING SELLER’S PERIOD OF OWNERSHIP AND PRIOR TO THE SALE OF THE RESORT TO PURCHASER (EXCEPT TO THE EXTENT EXPRESSLY ASSUMED BY PURCHASER PURSUANT TO THIS AGREEMENT OR ANY LIABILITY FOR WHICH PURCHASER RECEIVED A CREDIT AT CLOSING), NOR IN CONNECTION WITH ANY FRAUD BY SELLER OR ANY OTHER SELLER INDEMNITEES OR, SUBJECT TO THE TERMS OF THIS AGREEMENT. PURCHASER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF PURCHASER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW AND INTENDS THAT IT NOT BE APPLICABLE HERE.

6.1.3Purchaser expressly acknowledges and agrees that all of the foregoing representations, warranties, acknowledgments, releases and waivers (1) have been made to induce seller to enter into this agreement and consummate the transactions described herein, (2) shall be deemed made as of both the Effective Date and as of Closing Date, and (3) shall survive the Closing and not be merged therein.
6.1.4PURCHASER FURTHER DECLARES AND ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND REVIEWED WITH LEGAL COUNSEL OF ITS CHOOSING (INCLUDING ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF PURCHASER’S WAIVER AND RELEASE HEREIN) AND EXPLAINED TO PURCHASER IN DETAIL BY SUCH LEGAL COUNSEL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVER.
6.1.5This Section 6.1 shall survive the Closing and shall not be deemed merged into the Deeds or any conveyance document delivered at Closing.
6.2Disclaimer of Seller Representations and Warranties.
6.2.1Purchaser represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication and experience in business and financial matters to evaluate the merits and risks of the prospective investment and is able to bear the economic risk of such investment.
6.2.2Purchaser acknowledges and agrees that it has, with the assistance of such experts as Purchaser has deemed appropriate, made its own independent investigations and studies, including without limitation, a physical and environmental inspection, with respect to the Property, the Business and all aspects thereof, including without limitation hazardous materials and endangered species, and it will be relying entirely thereon and on the advice of its counsel, advisers and consultants concerning the Property and the Business. Purchaser is not relying and shall not rely on any investigation, study, projection or other information, economic, physical, environmental or otherwise (other than the Seller Representations solely with regard to Section 10.2.1(b)), prepared by Seller or any Seller Indemnitees.
6.2.3Purchaser acknowledges that Seller makes no representation whether or not the Title Company will issue a title insurance policy at the Closing in any particular form or whether or not the Title Company will raise any additional exceptions to title at any time, omit any exceptions to title or issue any endorsements to the title insurance policy to be issued at the Closing, regardless of any information contained in the Commitment or otherwise disseminated prior to the Closing.
6.2.4Purchaser acknowledges and agrees that it has, with the assistance of such experts as Purchaser has deemed appropriate, reviewed all instruments, records and documents concerning the Property and the Business which Purchaser deems appropriate or advisable to review in connection with the purchase of the Property and the Business.
6.2.5Purchaser acknowledges and agrees that it has, with the assistance of such experts as Purchaser has deemed appropriate, examined and investigated the status of all circumstances concerning the zoning, land use controls, required permits, building code compliance, environmental, hazardous material and endangered species regulations and condition and other matters with respect to the Property and the Business.

6.2.6Purchaser acknowledges and agrees that it has, with the assistance of such experts as Purchaser has deemed appropriate, determined the assignability of any documents or agreements to be assigned hereunder as part of the Property.
6.3Survival. This Article 6 shall survive the Closing as well as the termination of this Agreement.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described herein, Seller hereby makes the representations and warranties in this Section 7.1 as of the Effective Date and as of the Closing Date (subject to and in accordance with Section 10.2.1(b)), upon which Seller acknowledges and agrees Purchaser is entitled to rely. Whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge, actual knowledge, best knowledge or otherwise with reference to the knowledge of Seller (any such reference, “Seller’s Knowledge”), such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge, on the date that such representation or warranty is made, of Stuart Turner and Justin Epps (“Seller’s Representative”), who, Seller represents and warrants to Purchaser, are knowledgeable of Seller, the Business, the Resort, and the Property, in each case, on behalf of Seller and its investors, without inquiry or investigation or duty; provided, that with respect to the representations and warranties in Section 7.1.5 through 7.1.10 and Section 7.1.14 though Section 7.1.20, such Seller Representative shall make reasonable inquiry of the general manager of the Resort; provided, that if such Seller Representative makes such reasonable inquiry and the general manager of the Resort does not respond, fails to provide information, or is otherwise unavailable within a reasonable period of time, such Seller Representative shall be deemed to have satisfied its duty of inquiry for purposes of this Section 7.1; provided, further, that Seller’s Representative shall have no personal liability whatsoever with respect to any such representation, warranty or otherwise under this Agreement. In addition to the foregoing, the representations and warranties of Seller herein shall be deemed modified to reflect: (a) the actual knowledge of the Purchaser’s Knowledge Party (as defined in Section 7.2); (b) any written engineering report, appraisal, property condition report, environmental report, memorandum, abstract, summary or other similar written report received by Purchaser with respect to the Property or portion thereof which has been prepared by a third-party consultant or adviser engaged by Purchaser, and (c) information disclosed by any documents, agreements, reports, studies, statements, correspondence, memoranda and any other files posted to the due diligence websites maintained at: [***] and [***] (collectively, the “Data Room”) that are posted on or before February 19, 2026 (collectively clauses (a), (b) and (c) are referred to herein as “Purchaser’s Knowledge” or “Knowledge of Purchaser” or words of similar import).
7.1.1Organization and Power. Seller is duly formed, validly existing, in good standing in the jurisdiction of its formation, and is qualified to do business and is in good standing in the jurisdiction in which the Property is located, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.
7.1.2Authority and Binding Obligation. (a) Seller has full power and authority, subject to the consents and approvals referenced in Section 7.1.3, to execute and deliver this Agreement and all other documents to be executed and delivered by such Seller pursuant to this Agreement (collectively, the “Seller Documents”), and to perform all obligations of such Seller under each of the Seller Documents; (b) the execution and delivery by the signer on behalf of Seller of the Seller Documents, and the performance by Seller of its obligations under the Seller Documents, has been duly and validly authorized by all necessary action by Seller; and (c) the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller and enforceable against Seller in accordance with their terms.

7.1.3Consents and Approvals; No Conflicts. Except for the approval of the appropriate Governmental Authorities in connection with the transfer of the Licenses and Permits, the recordation of the Seller Documents, as may be required with respect to the Assumed Property Agreements, and the consent of Manager in accordance with the Marriott Lease Agreement, (i) to Seller’s Knowledge, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents, or the consummation by Seller of the transactions described in this Agreement; and (ii) neither the execution and delivery by Seller of the Seller Documents, nor the performance by Seller of any of its obligations under any Seller Documents, nor the consummation by Seller of the transactions described in this Agreement will (1) violate any provision of Seller’s organizational or governing documents (2) to Seller’s Knowledge, violate any Applicable Law to which Seller or the Property is subject, or (3) result in a material violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Seller is a party. Notwithstanding the foregoing, Purchaser acknowledges that (i) the Investment Committee and Board of Directors of Seller’s parent company have not yet approved the sale of the Property contemplated by this Agreement provided that if evidence of such approval is not provided (which evidence may be provided by email) to Purchaser within ten (10) days following the Effective Date, Purchaser shall have the right to terminate this Agreement by written notice to Seller within three (3) Business Days following the expiration of such 10-day period and if such approval is not obtained, either Purchaser or Seller shall have the right to terminate this Agreement within three (3) Business Days following Seller’s notice to Purchaser of such disapproval (and in connection with such termination the Deposit shall be promptly returned to Purchaser and Seller shall reimburse for Purchaser’s actual out-of-pocket costs or expenses incurred in connection with this Agreement, in an amount not to exceed One Million Dollars ($1,000,000)), (ii) no party to any of the Operating Agreements has yet given any approval required under any such document for the sale of the Property to, or the assumption of such document by, Purchaser, and (iii) certain Licenses and Permits and Operating Agreements may not be transferrable (and the representations and warranties in this paragraph are hereby qualified to reflect such facts).
7.1.4Title to Personal Property. Seller has good and valid title to all tangible Personal Property that is not owned by Manager pursuant to the Marriott Lease Agreement, which shall be free and clear of all liens and encumbrances as of the Closing except for the Equipment Leases (which shall be subject only to the ownership interest of the lessor thereunder).
7.1.5Condemnation. Seller has not received any written notice of any pending or threatened condemnation or other proceeding in eminent domain affecting the Property or any portion thereof, and to Seller’s Knowledge, no condemnation proceeding or eminent domain proceeding is pending or threatened affecting the Property or any portion thereof.
7.1.6Litigation. Except as set forth on Schedule 7.1.6, Seller has not received written notice of (and Seller has no Knowledge of) any (i) court filing in any litigation with respect to the Resort, the Property and/or in which Seller is named a party which has not been settled or dismissed, (ii) charge, grievance or complaint from any Governmental Authority, or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding in which Seller is a named party and/or with respect to the Resort and/or the Property which has not been settled or dismissed, or (iii) pending or threatened in writing, action, suit or proceeding, claim, grievance, unfair labor practice charge, administrative, arbitration or other proceeding or governmental investigation against or affecting Seller or the Property before or by any federal or state court, commission, regulatory body, arbitration authority, administrative agency, domestic or foreign, at law or in equity, or before any Governmental Authority (other than any matter set forth in clause (i), clause (ii), or clause (iii) above which would not materially and adversely affect the ownership, operation or value of the Property or the Hotel from and after the Closing, and for which Purchaser would not have any liability, from and after the Closing).
7.1.7Employees. Seller does not have, and has not had within the last two (2) years, any Employees. With respect to the Property and the Business, neither Seller nor, to Seller’s Knowledge, the Manager or the Property is or has been subject to any employment, labor, or compensation agreements with any Employees or any labor union.
7.1.8Licenses and Permits. To Seller’s Knowledge, all Licenses and Permits with respect to the Property are in full force and effect and no material default exists thereunder. Seller has uploaded to the Data Room true, correct, and complete copies of the Licenses and Permits in its possession. Seller has not received any written notice from any Governmental Authority or other Person of any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property that has not been cured or dismissed.
7.1.9Operating Agreements and Equipment Leases. To Seller’s Knowledge, Schedule 2.1.8 attached hereto sets forth a true, correct, and complete list of all Operating Agreements and Equipment Leases; provided, however, if Seller has inadvertently omitted an Operating Agreement or Equipment Lease from Schedule 2.1.8, Purchaser hereby acknowledges and agrees that it shall not have any right to terminate this Agreement pursuant to the terms hereof, but shall not be obligated to assume such Operating Agreement or Equipment Lease unless such Operating Agreement or Equipment Lease is terminable on sixty (60) or less days’ notice without payment of any penalty or termination fee. Seller has made available to Purchaser in the Data Room true, correct, and complete copies of all Operating Agreements and Equipment Leases. To Seller’s Knowledge, (a) all Operating Agreements and Equipment Leases are in full force and effect, (b) neither Seller nor Manager has given or received any written notice of any default under any Operating Agreements and Equipment Leases which has not been fully cured, and (c) there are no material defaults under the Operating Agreements or Equipment Leases.
7.1.10Marriott Lease Agreement; Marriott ROFO Waiver Letter. Seller has made available to Purchaser in the Data Room a true, correct, and complete copy of the Marriott Lease Agreement (other than Exhibit A to that certain Letter Agreement (Renovation Completion Schedule) dated as of December 13, 2018). Except as set forth in the definition of Marriott Lease Agreement (and, for the avoidance of doubt, excluding the Landlord Investment Amendment), the Marriott Lease Agreement has not been supplemented, amended or modified. The Marriott Lease Agreement is in full force and effect, and Seller has not received or delivered any default notices under the Marriott Lease Agreement that have not been fully cured or waived. Neither Seller nor, to Seller’s Knowledge, Manager is in default under the Marriott Lease Agreement, and to Seller’s Knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder. Seller has made available to Purchaser in the Data Room a true, correct, and complete copy of the Marriott ROFO Waiver Letter. Except as set forth in the definition of Marriott ROFO Waiver Letter, the Marriott ROFO Waiver Letter has not been amended or modified. The Marriott ROFO Waiver Letter is in full force and effect in accordance with its terms. There are no franchise, brand, license, or management agreements with respect to the Resort other than the Marriott Lease Agreement. The balance of the Repairs and Equipment Escrow (as defined in the Marriott Lease Agreement) as of the date set forth on Schedule 1.1 is accurate.
7.1.11Bankruptcy. Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or the Property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s Knowledge, no such actions are contemplated or have been threatened.
7.1.12Foreign Person. Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, the regarded owner of Seller for U.S. federal income tax purposes) is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code.
7.1.13OFAC. Neither Seller, nor to Seller’s Knowledge, any of Seller’s respective officers, directors, shareholders, partners, members or associates, and no other direct or indirect holder of more than a twenty percent (20%) (as to U.S. Persons) or a ten percent (10%) (as to non-U.S. Persons) equity interest in Seller is an entity or person: (a) that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order No. 13224; (b) whose name appears on the most current list of “Specifically Designated National and Blocked Persons” produced by the Office of Foreign Assets Control (“OFAC”) (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, www.treas.gov/ofac) or other banned or blocked person; (c) who commits, threatens to commit or supports “terrorism” (as such term is defined in said Executive Order); or (d) who is otherwise affiliated with any entity or person listed above (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”). No person, group or entity which Seller controls, directly or indirectly, has conducted or will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rules or regulations, including without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of any OFAC rule or regulation. Seller is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation so any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transactions contemplated hereunder or this Agreement are or will be in violation of law. To Seller’s Knowledge, Seller has complied, and will continue to comply, with all Applicable Laws, including, without limitation, the Anti-Corruption Laws and the Anti-Money Laundering Laws. Seller has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement, or in connection with any other business transactions involving Purchaser or its subsidiaries, make any payment, transfer anything of value, or offer anything of value, directly or indirectly: (i) any governmental official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office or (ii) to any other person or entity if such payments or transfers would violate the laws of the country in which made, the laws of the United States, the UK, or the European Union, including the trade programs enforced by OFAC.
7.1.14Environmental Notices. Neither Seller nor, to Seller’s Knowledge, Manager has received any written notice that the Property is in violation of any Environmental Laws, which violation has not been corrected as of the date hereof.
7.1.15Leases. Except for (a) the Marriott Lease Agreement and (b) the Verizon Lease, the FedEx Lease, and the MVCI Agreement (collectively, the Verizon Lease, the FedEx Lease and MVCI Agreement are referred to herein as the “Seller Space Agreements”), Seller is not a party to any Space Leases, leases or licenses which provide for the use and occupancy of space or facilities at the Resort. To Seller’s Knowledge, there is no Space Lease (other than the Seller Space Agreements) the term of which will continue from and after the expiration or earlier termination of the Marriott Lease Agreement. To Seller’s Knowledge, (i) Seller has provided to Purchaser or uploaded to the Data Room true, correct, and complete copies of the Seller Space Agreements, (ii) the Seller Space Agreements are in full force and effect, (iii) neither Seller nor Manager has given or received any written notice of any default under any Seller Space

Agreement which has not been fully cured, and (iv) there are no existing material defaults under the Seller Space Agreements.
7.1.16Capital Improvements. Except as included on Schedule 7.1.16 (the “Ongoing Capital Expenditures”), and subject to any changes in scope to the Ongoing Capital Expenditures after the Effective Date effectuated in accordance with Section 8.4.1, there are currently no ongoing capital improvements or capital repairs at the Property (collectively, “Capital Expenditures”). Seller has uploaded to the Data Room true, correct, and complete copies of all Operating Agreements with respect to the Ongoing Capital Expenditures in its possession (together with any Operating Agreements related to Capital Expenditures entered after the Effective Date, collectively, the “Construction Contracts”). To Seller’s Knowledge, (a) all Construction Contracts are in full force and effect, (b) Seller has not given or received any written notice of any default under any Construction Contract which has not been cured, and (c) there are no material defaults under the Construction Contracts.
7.1.17No Violations. Except as described on Schedule 7.1.17, to Seller’s Knowledge, neither Seller nor Manager has received any written notice from any governmental authority of any violation of an Applicable Law (including, without limitation, any Environmental Laws) which would have a Material Adverse Effect on the value or operation of the Resort, and which has not been corrected or cured as of the date hereof.
7.1.18Financial Statements. Seller has made available to Purchaser in the Data Room true, correct, and complete copies (in all material respects) of the financial statements and budgets (if any) prepared by Manager and used in Seller’s ordinary course of business for the following periods: (a) January 2023 through December 2025 and (b) year-to-date statements through the Effective Date.
7.1.19Golf Club Documents. To Seller’s Knowledge, Seller has provided to Purchaser in the Data Room true, correct, and complete copies (in all material respects) of the Golf Club Membership Loan Documents and the Golf Club Membership Documents. To Seller’s Knowledge, the Golf Club Membership Documents reflect the material rights, privileges and obligations associated with Golf Club membership. To Seller’s Knowledge, the Golf Club Membership Loan Documents are in full force and effect. Except as set forth on Schedule 7.1.19(A), Seller has not received or given any written notice of a default pursuant to any of the Golf Club Membership Loan Documents that has not been cured and could reasonably be expected to materially and adversely affect the use, value or operation of the Golf Club. Schedule 7.1.19(B) attached hereto sets forth a true and correct schedule of Golf Club initiation fees paid by each Golf Club member and the refundable and non-refundable portions thereof. Initiation fee refunds payable to Golf Club members prior to January 31, 2026, have been paid in full to such Golf Club members.
7.1.20Tax Appeals. Except as described on Schedule 7.1.20, Seller is not currently contesting any real property taxes payable with respect to the Property or seeking an abatement of any such real property taxes. To Seller’s Knowledge, (i) all Tax returns required to be filed by Seller (or Manager on behalf of Seller) with respect to the Resort or the Business have been or will be filed prior to delinquency in accordance with all Applicable Laws and (ii) all Taxes shown on such Tax returns (or required to be shown on such Tax returns) with respect to the Resort or the Business or which are otherwise due and payable have been or will be fully paid prior to delinquency or have been accrued for on Sellers’ financial statements.
7.1.21Lanai Tower Work. Seller does not have any remaining obligations or liabilities under the Settlement Agreement. To Seller’s Knowledge, Seller has not received any material written notice from any Governmental Authority during the twelve (12) month period preceding the Effective Date with respect to any material water intrusion of the building envelope of the so-called Lanai Tower.
7.1.22No Options. Other than as set forth in Section 19.01 of the Marriott Lease Agreement, Seller has not granted any option, right of first refusal, right of first offer, or other similar right with respect to the purchase, acquisition, or leasing of the Property, any portion thereof, or any interest therein (other than this Agreement) that remains effective as of the Effective Date and, to Seller’s Knowledge, except as set forth in the Marriott Lease Agreement, no such other unexpired rights exist in favor of any person to Purchase the Property or any portion thereof.
7.1.23Occasional Sales of FF&E. Seller has not conducted two or more sales of FF&E items in the twelve (12) months prior to the Closing Date. To Seller’s Knowledge, either Seller paid or Manager paid on Seller’s behalf applicable Florida sales and use tax when it acquired the FF&E. Seller has not engaged the services of a broker to sell the FF&E.
Notwithstanding the foregoing, if, after the Effective Date, Purchaser obtains actual knowledge (as described in the opening paragraph of this Section 7.1) of a breach of any representation or warranty made by Seller in this Agreement prior to the Closing, and Purchaser nevertheless elects to proceed to Closing, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach; provided, however, such knowledge will not relieve Seller of any liability for any Fraud or resulting from an intentional or knowing breach by Seller when it made the representations and warranties contained in this Section 7.1. The provisions of this Section 7.1 shall survive the Closing.
7.2Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2 as of the Effective Date and the date which Closing occurs, upon which Purchaser acknowledges and agrees Seller is entitled to rely.
7.2.1Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing, under the laws of the State of its formation or incorporation and is qualified to do business and in good standing under the laws of the jurisdiction in which the Property is located and has all requisite power and authority carry on its business as currently being conducted.
7.2.2Authority and Binding Obligation. (a) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under the Purchaser Documents; (b) the execution and delivery by the signer on behalf of Purchaser of the Purchaser Documents, and the performance by Purchaser of its obligations under the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser; and (c) the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.
7.2.3Consents and Approvals; No Conflicts. To Purchaser’s knowledge: (a) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of the Purchaser Documents, the performance by Purchaser of its obligations under the Purchaser Documents, or the consummation by Purchaser of the transactions described in this Agreement ; and (b) neither the execution and delivery by Purchaser of Purchaser Documents, nor the performance by Purchaser of its obligations under Purchaser Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will (1) violate any provision of the organizational or governing documents of Purchaser, (2) violate any Applicable Law to which Purchaser is subject, or (3) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party.
7.2.4Intentionally Omitted.
7.2.5No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.
7.2.6No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.
7.2.7OFAC. Neither Purchaser, nor to Purchaser’s knowledge, any of Purchaser’s respective officers, directors, shareholders, partners, members or associates, and no other direct or indirect holder of any equity interest in Purchaser, is an entity or person: (a) that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order No. 13224; (b) whose name appears on the most current list of “Specifically Designated National and Blocked Persons” produced by OFAC (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, www.treas.gov/ofac); (c) who commits, threatens to commit or supports “terrorism” (as such term is defined in said Executive Order); or (d) who is otherwise affiliated with any entity or person listed above. None of the funds used or to be used by Purchaser in connection with the transactions contemplated by this Agreement (i) are from, involved with or relate in any way to proceeds of any unlawful activity or (ii) will be or have been transferred from a place outside of the United States of America and are from, involved with or relate in any way to proceeds of any unlawful activity. The transactions contemplated by this Agreement are not designed for the purpose of concealing funds or avoiding any applicable reporting requirements. Any and all information regarding Purchaser and its source(s) of funds provided to Seller is true, correct and complete in all material respects and not misleading. Purchaser is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation so any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated hereunder or this Agreement are or will be in violation of law. To Purchaser’s Knowledge, Purchaser has complied, and will continue to comply, with all Applicable Laws, including, without limitation, the Anti-Corruption Laws and the Anti-Money Laundering Laws. Purchaser has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement, or in connection with any other business transactions involving Purchaser or its subsidiaries, make any payment, transfer anything of value, or offer anything of value, directly or indirectly: (i) any governmental official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office or (ii) to any other person or entity if such payments or transfers would violate the laws of the country in which made, the laws of the United States, the UK, or the European Union, including the trade programs enforced by OFAC.
7.2.8ERISA. Purchaser does not hold the “plan assets” of any employee benefit plan or other plan within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

7.2.9Lanai Tower Work. Purchaser acknowledges and agrees that, prior to the Effective Date, Seller disclosed to Purchaser and provided to Purchaser various background information, studies, reports and budgets with respect to the Lanai Tower Work and Purchaser had, prior to the Effective Date, adequate time and opportunity to review and assess the potential work, repairs, remediation and/or reinstallation that could be required, needed or recommended with respect to the Lanai Tower and the potential costs of the Lanai Tower Work. Purchaser acknowledges and agrees that, (i) Seller is not under any obligation to complete the Lanai Tower Work, (ii) from and after the Closing Date, Purchaser shall be solely responsible for, at its sole cost and expense, all work associated with the design, preparation, permitting, construction, renovation and completion of the Lanai Tower Work and (iii) Purchaser shall not be entitled to any credit or offset at Closing or otherwise in connection with any component of the Lanai Tower Work.
Notwithstanding the foregoing, if Seller has actual knowledge prior to the Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to proceed to Closing, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s Knowledge of such breach; provided, however, such knowledge will not relieve Purchaser of an intentional or knowing breach when made of any of its representations and warranties contained in this Agreement.
Whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge, actual knowledge, best knowledge or otherwise with reference to the knowledge of Purchaser (any such reference “Purchaser’s Knowledge” or “Knowledge of Purchaser” or words of similar import), such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation, warranty or statement is made, of Sean Hehir and Cory Perlstein (individually and collectively, the “Purchaser’s Knowledge Party”) (provided, that in no event shall such person have any personal liability arising under this Agreement), without any duty of inquiry or investigation or any other duty, other than ordinary course due diligence with respect to the Property that would be undertaken by an institutional real estate investor for a similar project.
ARTICLE 8
COVENANTS
8.1Confidentiality.
8.1.1Disclosure of Confidential Information. Prior to Closing, except as otherwise indicated in Section 8.1.2), Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by the Inspections, the Seller Due Diligence Materials, all studies, reports and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (a) disclose any Confidential Information to the extent required under Applicable Law or court order; and (b) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Seller or Purchaser, as the case may be, shall (1) advise such Person of the confidential nature of such Confidential Information, and (2) use commercially reasonable efforts to cause such Person to maintain the confidentiality of the Confidential Information. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 8.1.1, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other which is not prohibited from disclosing the same. This Section 8.1.1 shall survive the Closing or termination of this Agreement.
8.1.2Public Announcements. Without limiting the generality of the provisions in Section 8.1.1 hereof, a Party shall have the right, at or following the Closing, to make a public announcement regarding the transaction described in this Agreement, provided that Purchaser and Seller shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required. This Section 8.1.2 shall survive the Closing.
8.2Conduct of the Business.
8.2.1Operation in Ordinary Course of Business. From and after the Effective Date until the Closing, subject to Manager’s rights and discretion under the Marriott Lease Agreement, Seller shall use commercially reasonable efforts to conduct (or, where applicable, to cause Manager to conduct) the Business in the Ordinary Course of Business and in compliance with the Marriott Lease Agreement; provided, however, that Purchaser acknowledges that Manager has broad discretion and control with respect to the operation of the Business pursuant to the Marriott Lease Agreement. Seller shall comply in all material respects with Seller’s obligations under the Marriott Lease Agreement. Seller shall pay or cause to be paid (subject to legal rights of appeal and protest) all Taxes that are payable by Seller (as opposed to Manager) when due and payable.
8.2.2Contracts. Except with respect to Construction Contracts, which are governed by Section 8.4, until the Closing, subject to the rights of Manager under the Marriott Lease Agreement to act without Seller’s prior approval, Seller shall not, without Purchaser’s prior written consent, which consent shall be in Purchaser’s sole discretion, (a) amend, extend, renew or terminate any Material Contracts or the Licenses and Permits except in the Ordinary Course of Business; or (b) enter into any new Material Contracts, unless the new Material Contracts are terminable by Seller, at no cost or expense to Purchaser, at or before the Closing; provided that, Purchaser will be deemed to have approved any such consent requested in writing by Seller if Purchaser does not respond to such written request within five (5) Business Days following Purchaser’s receipt thereof. Notwithstanding anything to the contrary contained herein, with respect to Assigned Operating Agreements, at least thirty (30) days prior to the Closing Date, Purchaser will advise Seller in writing if there are any Assigned Operating Agreements it wants Seller to terminate on its behalf; provided, however, that Seller shall have no obligation to terminate any Material Contracts unless (a) such Material Contract expressly provides and permits for the termination thereof for any reason or no reason and (b) in connection with any such termination of a Material Contract, Purchaser agrees to assume any and all costs and expenses, including, without limitation any termination fee or liquidated damages payment, related to the termination of any such Material Contracts. Promptly following the Effective Date, Seller shall deliver notices of termination of all of those Assigned Operating Agreements that Purchaser requested be terminated prior to the Effective Date, it being understood and agreed that notwithstanding the delivery of a termination notice by Seller,

Purchaser shall assume any such Assigned Operating Agreement for which the effective date of such termination does not occur until after the Closing Date (it being understood and agreed that in no event shall the termination of any Assigned Operating Agreement for which Purchaser has requested termination constitute a condition to Purchaser’s obligation to consummate the transactions contemplated herein). In no event shall any Assigned Operating Agreement for which Purchaser has requested termination by Seller (and has a right to cause Seller to terminate) pursuant to this Section 8.2.2 constitute an Assumed Property Agreement for any purposes hereunder.
8.2.3Licenses and Permits; Warranties. Subject to the rights of Manager under the Marriott Lease Agreement to act without Seller’s prior approval, Seller shall not enter into, amend, modify, terminate or rescind any material Licenses and Permits or the Liquor License without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or conditioned; provided, that Purchaser will be deemed to have approved any such consent requested in writing by Seller if Purchaser does not respond to such written request within five (5) Business Days following Purchaser’s receipt thereof. Except as otherwise set forth herein, Purchaser shall, at its cost and expense, be solely responsible for the transfer of all transferrable Licenses and Permits or the issuance of new licenses and permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Property, if required (each a “Liquor License”). In furtherance of the foregoing, Purchaser shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses, prior to, as of or immediately after, the Closing Date, and Seller shall use good faith efforts, at no cost or expense to itself (other than de minimis legal fees), or any cost or expense which Purchaser agrees, in writing, to reimburse, to reasonably cooperate with Purchaser (including, to the extent applicable, with respect to the maintenance of existing onsite Liquor Licenses) to cause the Licenses and Permits to be maintained (by the tenant or related parties under the Marriott Lease Agreement) or transferred, or new licenses and permits or interim licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits, which obligation shall survive a termination of this Agreement. Seller shall use commercially reasonable efforts to transfer all Warranties to Purchaser at Closing.
8.2.4Marriott Lease Agreement. Except in connection with the Landlord Investment Amendments, Seller shall not enter into any amendment or modification to the Marriott Lease Agreement (including, without limitation, any waiver of a tenant obligation or a landlord right), terminate the Marriott Lease Agreement, or consent to or approve any matter which, pursuant to the Marriott Lease Agreement, requires landlord’s consent or approval, in each case, without Purchaser’s consent, which consent shall be in Purchaser’s sole discretion (provided, that Purchaser shall not unreasonably withhold its consent if Seller is required to not unreasonably withhold its consent or approval pursuant to the Marriott Lease Agreement). Seller shall use commercially reasonable efforts to cause the Landlord Investment Amendment to be executed and delivered on or prior to the Closing Date. For the avoidance of doubt, Purchaser’s consent shall not be required in connection with the Landlord Investment Amendment and, if such amendment is entered into prior to or after the Effective Date, Seller shall provide notice to Purchaser within five (5) Business Days after such amendment is effectuated and in any event at least two (2) Business Days prior to the Closing Date (it being acknowledged and agreed that if a Landlord Investment Amendment has not been executed and delivered as of the Closing Date, then the Parties shall reasonably cooperate to cause the execution and delivery thereof after the Closing, which obligation shall survive the Closing). If Seller shall request Purchaser’s approval to any of the foregoing matters, Purchaser shall have five (5) Business Days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Purchaser does not give such notice, such matter shall be deemed disapproved by Purchaser.
8.2.5Golf Club Memberships. From and after the Effective Date until the Closing, Seller may not amend Golf Club Membership Documents or issued Golf Club Memberships outside the Ordinary Course of Business or the Golf Club Membership Documents.
8.2.6Material Notices. Seller shall (a) deliver to Purchaser promptly after receipt thereof copies of all written material notices with respect to the Property or the Business and (b) promptly advise Purchaser of any actual or threatened condemnation or any litigation, arbitration proceeding, or administrative hearing, in each instance, of which Seller obtains knowledge, which would require disclosure on Schedule 7.1.6 in order for the Seller Representation in Section 7.1.6 to be true, correct, and complete.
8.3Employees.
8.3.1WARN Act.
(a)General. Seller shall not, without the prior written consent of Purchaser, to the extent within Seller’s control or discretion, permit the termination of any Employees which would reasonably give rise or otherwise trigger obligations under the WARN Act. To the extent from and after the Closing the Employees will not continue to be Employees of Manager, as a condition of Seller’s obligations to proceed with the Closing, Purchaser agrees that it shall or shall cause its designated Affiliate to offer to hire or cause to be offered to be hired effective at and upon the Closing, and after the Closing shall maintain or cause to be maintained the employment of, in each case upon terms and conditions of employment substantially and sufficiently similar to the terms and conditions of employment existing prior to Closing, a sufficient number of Employees (“Rehired Employees”) so that the Seller, its Affiliates or Manager shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 2109, or any similar applicable federal, state or local law (collectively, the “WARN Act”). If Purchaser, or any designated Affiliate formed by Purchaser to employ Resort personnel, elects not to hire a particular Employee at Closing, or, if following the Closing, Purchaser or such designee desires to terminate the employment of any Rehired Employee hired by Purchaser or its designee, Purchaser shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to such action, including without limitation any applicable provisions of the WARN Act. Purchaser agrees to, and shall cause its designee to, honor and recognize the seniority and vacation vesting rights of any Rehired Employee that was an Employee of Manager as of the day immediately prior to the Closing and shall credit all Rehired Employees for vesting and eligibility purposes with respect to employee benefit plans provided by Purchaser or its designee.
(b)Cooperation; Allocation of WARN Responsibility. As between Seller and Purchaser, and without limiting Manager’s obligations under the Marriott Lease Agreement, Seller shall be solely responsible for all obligations, liabilities, costs, penalties, and expenses arising under the WARN Act, if any, solely to the extent arising from events, decisions, or headcount reductions implemented by Seller occurring on or before Closing (including any “employment loss” as defined by the WARN Act that is triggered by or relates to actions taken by Seller or its Affiliates prior to Closing). Purchaser shall be responsible for WARN Act obligations, if any, solely to the extent arising directly and exclusively from Purchaser’s post-Closing actions with respect to any Hotel or Resort employees, and subject to the limitations set forth in Section 8.3.3.

8.3.2Purchaser Acknowledgements; Indemnity. Purchaser acknowledges that the personnel employed to manage, operate and work at the Resort are the employees of the Manager (or its Affiliate) and not of Seller. Purchaser acknowledges that certain information relating to the Employees may be or be deemed to be proprietary or may otherwise not be disclosed by Manager, including, but not limited to, insurance records, health records and employment and disciplinary history. Purchaser agrees that Purchaser shall at all times rely solely upon its own assessment of and information obtained from Employees to make its employment decisions with respect to each of them. Purchaser further agrees to indemnify and hold Seller, Seller’s Affiliates, Seller’s Indemnitees and Manager harmless from and against all Liabilities including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency, third party (including any union) or former or present Employee, including attorneys’, consultants’ and expert witness fees and expenses, including but not limited to any liability of Seller to Manager arising under the Marriott Lease Agreement, in each case, to the extent arising from or related to the conduct of any interview by Purchaser of any Employee and any related employment decision by Purchaser (but excluding, in each case, Seller’s Employee Obligations).
8.3.3Allocation of Liabilities.
(a)The parties hereto agree that Purchaser will not be subject to any of the debts, obligations and/or Liabilities of Seller which may exist with respect to the employment or termination of any Employees (including any individual alleged to be an Employee for any reason including, but not limited to, allegations of joint employment, integrated enterprise, contractor liability, independent contractor misclassification) that arise and/or are attributable to the period prior to the Closing, or which are attributable to the termination of such workers by Seller or Manager at or prior to Closing (all of which amounts shall be paid and satisfied in full by Seller prior to Closing) (“Seller’s Employee Obligations”), except to the extent that such debts, obligations and/or Liabilities are expressly covered by a credit against the Purchase Price specifically provided in this Agreement or the Closing Statement. The parties hereto agree that Seller and its Affiliates shall not be subject to any of the debts, obligations and/or Liabilities of Purchaser, or Purchaser’s designated employer Affiliate or Manager, which are attributable to any actions or omissions of Purchaser or such designee, Manager or any agents or representatives thereof, in the process of the hiring any of the Employees in connection with, or following, the Closing, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such Employees are offered employment by Purchaser or such designee, or are hired (or subsequently terminated) by Purchaser or such designee, or which may otherwise exist regarding the employment of Employees at the Resort by Purchaser or such designee from and after the Closing (“Purchaser’s Employee Obligations”).
(b)As between Seller and Purchaser, and without limiting Manager’s obligations under the Marriott Lease Agreement, Seller shall retain and be solely responsible for all Liabilities arising out of or relating to the employment or engagement of any current or former employee, individual independent contractor, temporary worker, or consultant of Seller (or any Affiliate) to the extent such Liabilities arise from, relate to, or are based on facts, circumstances, acts, or omissions occurring prior to the Closing, including (i) misclassification of employees or independent contractors; (ii) unpaid wages, overtime, bonuses, commissions, or other compensation; (iii) employment taxes and withholdings; (iv) employee benefits and ERISA obligations; (v) discrimination, harassment, retaliation, wrongful termination, or similar claims; (vi) immigration compliance; (vii) leave, accommodation, or wage-and-hour violations; and (viii) penalties, interest, attorneys’ fees, and costs related thereto.
8.3.4Purchaser’s Indemnity. Purchaser shall indemnify Seller and its Affiliates and hold each of them harmless from and against any Liabilities (including, but not limited to, payments made to any Affiliate of Purchaser or other designee as the employer of the

Employees) which may be incurred or suffered by any of them (a)  in connection with any of Purchaser’s Employee Obligations or for which Purchaser receives a credit on the Closing Statement; (b) by reason of Purchaser’s failure to comply with any of the provisions of this Article 8; (c) in connection with any Liability arising out of Purchaser’s or its designee’s or Manager’s employment policies, practices or procedures following Closing; or (d) in connection with Purchaser’s violation or noncompliance following Closing with any applicable federal or state employment law, including, without limitation, the Consolidated Omnibus Budget Reconciliation Act, the Health Insurance Portability and Accountability Act of 1996, ERISA, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and the Occupational Safety and Health Act.
8.3.5Third Party Beneficiary Rights. Without limiting the generality of any other provision of this Agreement, and subject to the terms of Section 17.6, nothing in this Agreement shall create any third-party beneficiary rights for the benefit of any union, any Employees or any other party. The indemnities under this Article 8 apply, without limitation, to all forms of labor and/or employment claims under state, federal or local law, whether brought in judicial, administrative or other proceedings, private or public.
8.3.6Survival Period for Indemnities. The representations, warranties, covenants, and indemnification obligations of the Parties set forth in this Section 8.3 shall survive the Closing for a period of 24 months following the Closing Date, except that claims for fraud shall survive for the period specified in this Agreement. No Party shall have any liability for any claim not asserted by a written notice specifying in reasonable detail the basis of the claim delivered prior to the expiration of the applicable survival period.
8.3.7Exclusive Remedy; Time Limitation. Subject to Section 8.3.6, indemnification pursuant to this Section 8.3 shall be the sole and exclusive remedy for any breach of this Section 8.3.
8.4Capital Expenditures; Zoning; Environmental Resource Permit.
8.4.1Notwithstanding anything herein, Seller shall not (a) perform any Capital Expenditures except for (i) routine maintenance and repair work carried out in the Ordinary Course of Business and (ii) the Ongoing Capital Expenditures or (b) amend or terminate any Construction Contracts, or enter into any new Construction Contracts, in each case, without Purchaser’s prior written consent in its good faith discretion.
8.4.2Seller shall use commercially reasonable efforts to cause the final completion and payment in full of the Ongoing Capital Expenditures on or prior to the Closing Date, as evidenced in writing to Purchaser’s reasonable satisfaction (“Final Completion”). If any Ongoing Capital Expenditure has not achieved Final Completion as of the Closing Date, then (a) Seller shall pay at Closing all costs of such Ongoing Capital Expenditure that are then due and payable, (b) Purchaser shall receive a credit to the Purchase Price pursuant to Section 12.2.5, and (c) notwithstanding anything in this Agreement, Seller shall cause all Construction Contracts (and related licenses and permits) with respect to such Ongoing Capital Expenditure to be assigned to Purchaser pursuant to the Assignment and Assumption Agreement.
8.4.3From and after the Effective Date, Seller shall not initiate, consent to, approve, or otherwise make any change to the zoning presently applicable to all or any portion of the Property.
8.4.4Hotel Owner, at its sole cost and expense, has engaged Robau & Associates, a Bowman company (“Civil Engineer”) to take such reasonably necessary actions to certify to the South Florida Water Management District (“SFWMD”) that the surface water management system located on the Hotel Property and constructed pursuant to that certain

Environmental Resource Permit No. 11-02044-P issued by SFWMD on November 4, 2014 (“ERP”) has been completed in accordance with the approved permitted plans; and to cause SFWMD to convert the ERP from the construction phase to the operating phase (“Conversion”). In addition to the Conversion, Hotel Owner shall work with the Civil Engineer to cause SFWMD to transfer the ERP from Cornerstone Real Estate Advisers, LLC, who is listed as the current permittee, to the Hotel Owner as the “Permittee” and the “Operating Entity” under the ERP (“ERP Transfer”). Hotel Owner shall use reasonable efforts to have SFWMD complete the Conversion and ERP Transfer of the ERP to the Hotel Owner by no later than the Closing Date. Notwithstanding the foregoing, it shall not be a condition to Purchaser’s obligation to Close to have the Conversion and the ERP Transfer completed by the Closing Date. If the Conversion and ERP Transfer have not been completed by the Closing Date, Hotel Owner shall continue to actively pursue the Conversion and ERP Transfer until both are completed by the SFWMD. After the Conversion and ERP Transfer have been completed, Hotel Owner and Purchaser shall reasonably cooperate, at Hotel Owner’s sole cost and expense, to transfer the operating phase permit to Purchaser, it being acknowledged and agreed that Purchaser shall file the fully executed transfer form(s) with the SFWMD and provide evidence of the same to Hotel Owner. This Section 8.4.4 shall survive the Closing.
8.5Tax Contests.
8.5.1Taxable Periods Ending Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period that includes periods prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, in the event that any compromise or settlement of such proceeding could negatively impact the amount of real estate taxes or assessments for the tax year of Closing or any subsequent tax year, Purchaser’s approval in its sole and absolute discretion shall be required, and Seller shall reimburse Purchaser for any Prorations paid by Purchaser which are subject to such abatements. This Section 8.5.1 shall survive the Closing as well as the termination of this Agreement.
8.5.2Taxable Periods that include the Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period that includes the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, that (i) Purchaser shall not settle any such proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, and (ii) Purchaser shall reimburse Seller for any Prorations (if any) paid by Seller which are subject to such abatements. Purchaser shall not (and shall not cause or permit any of its Affiliates to) take any position that would require or is reasonably likely to require Seller to amend its tax returns for any taxable period ending prior to the Closing Date. This Section 8.5.2 shall survive the Closing as well as the termination of this Agreement.
8.5.3Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes) and execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of the Taxes. This Section 8.5.3 shall survive the Closing.
8.6Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested except as otherwise set forth herein) to provide written notice to any Person under any Assumed Property Agreements, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business. This Section 8.6 shall survive the Closing as well as the termination of this Agreement.

8.7Access to Information. After Closing, Purchaser shall provide to the officers, employees, agents and representatives of Seller Indemnitees reasonable access to (at Seller’s sole cost and expense and subject to Seller’s indemnification of Purchaser for any Liabilities resulting therefrom): (a) the Books and Records with respect to the Property; (b) the Property; and (c) the employees at the Property, for any purpose that is commercially necessary (including, without limitation, to prepare any documents required to be filed by Seller or any of their respective Affiliates under Applicable Law) to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving Seller or any of its Affiliates. Purchaser, at its cost and expense, shall retain all Books and Records with respect to the Property for a period of seven (7) years after the Closing Date. This Section 8.7 shall survive the Closing as well as the termination of this Agreement.
8.8Privacy Laws. To the extent Purchaser reviews, is given access to, or otherwise obtains, any Resort Guest Data and Information as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all Applicable Law and the Marriott Lease Agreement concerning (a) the privacy and use of the Resort Guest Data and Information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell or share such information and data); and (b) the establishment of adequate security measures to protect the Resort Guest Data and Information. This Section 8.8 shall survive the Closing as well as the termination of this Agreement.
8.9Manager Consent. Seller and Purchaser shall use commercially reasonable efforts to obtain from Manager an executed acknowledgment to the Assignment and Assumption of Marriott Lease Agreement (the “Manager Consent”) at least two (2) Business Days prior to the Closing Date. In connection with obtaining the Manager Consent, (i) Purchaser shall promptly provide all reasonable information reasonably requested by Manager related to its evaluation process, and (ii) neither Seller nor Purchaser shall be required to expand any liability or other obligation of Seller or Purchaser (as applicable) hereunder or the Marriott Lease Agreement, and in no event shall Seller be obligated to institute any legal proceeding or pay or incur any fee, cost or other expense in connection with such efforts other than de minimis legal fees), but Seller shall keep Purchaser reasonably apprised of Seller’s discussions with Manager regarding the Manager Consent.
8.10Manager Estoppel; Association Estoppel.
8.10.1Purchaser’s obligation to close the transaction contemplated by this Agreement is subject to the receipt of an executed Acceptable Manager Estoppel on or prior to the Closing Date. Seller shall use commercially reasonable efforts to obtain an executed Acceptable Manager Estoppel dated at least five (5) Business Days prior to the Closing Date but no earlier than thirty (30) days prior to the Initially Scheduled Closing Date (the “Estoppel Deadline”); provided, however, if the Initially Scheduled Closing Date is extended pursuant to the terms of this Agreement, Seller shall use commercially reasonable efforts to obtain an executed Acceptable Manager Estoppel dated at least five (5) Business Days prior to the Closing Date but no earlier than thirty (30) days prior to the Scheduled Closing Date, which shall not be condition to Closing, so long as Seller has obtained an Acceptable Manager Estoppel by the Estoppel Deadline. As used herein, “Acceptable Manager Estoppel” means an estoppel certificate from the Manager that (i) is substantially in the form attached hereto as Exhibit H (subject to deletion by Manager of the certifications in paragraphs 3(f), 3(g), 3(h), 3(i), 4, and 5 thereof, so long as such certifications are included in the initial draft of the estoppel certificate delivered to Manager), (ii) is dated within thirty (30) days of the Initially Scheduled Closing Date, (iii) does not provide a calculation of the rent payable by Manager thereunder that is inconsistent, in any non-de minimis respect, with the calculation of rent set forth in the Marriott Lease Agreement, and (iv) does not disclose the existence of an event of default, material non-monetary default, or any monetary default by landlord or Manager under the Marriott Lease Agreement, which default will not be cured by Seller or Manager on or before the Closing Date and accepted by Manager or Seller (as applicable).

8.10.2Seller shall use commercially reasonable efforts to obtain an executed Acceptable Association Estoppel dated at least five (5) Business Days prior to the Closing Date but no earlier than the Estoppel Deadline, and the delivery of such Acceptable Association Estoppel shall not be a condition to Closing. As used herein, “Acceptable Association Estoppel” means an estoppel certificate from the Hammock Bay Owners Association (the “Association”) in substantially the same form as the estoppel delivered as of November 15, 2011 (or such other form as is required by the Association and reasonably acceptable to Purchaser) that (i) is dated within thirty (30) days of the Initially Scheduled Closing Date and (ii) does not disclose the existence of an event of default, material non-monetary default, or any material monetary default by Seller.
8.11Space Leases. Seller shall not (a) enter into any Space Leases or (b) consent to or approve any Space Lease (or any amendment or other modification thereof) entered under the Marriott Lease Agreement the term of which will continue from and after any expiration or earlier termination of the Marriott Lease Agreement, in each case, without the prior consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion; provided, that Purchaser will be deemed to have approved any such consent requested in writing by Seller if Purchaser does not respond to such written request within five (5) Business Days following Purchaser’s receipt thereof.
8.12Insurance. Seller shall use commercially reasonable efforts to keep or cause the Manager to keep the Property insured against fire and other hazards in such amounts and under such terms as Seller deems advisable consistent with past practices and in any event in such amounts and on such terms which are substantially consistent with Seller’s insurance which is in place as of the Effective Date, in all events subject to the terms of the Marriott Lease Agreement.
8.13Lender Recognition Agreement. Seller shall use commercially reasonable efforts to cause Manager to execute and deliver to Purchaser’s lender a Subordination, Non-Disturbance, and Attornment Agreement substantially in the form of the Existing SNDA or in such other form as Purchaser’s lender shall reasonably require (the “Lender SNDA”), and any costs and/or expenses incurred in connection therewith shall be exclusively borne by Purchaser. For the avoidance of doubt, neither the delivery nor the execution of the Lender SNDA shall be a condition to Closing.
8.14Loan Assumption. Promptly following the Effective Date, Seller shall request an application for the assumption of the Existing Loan (the “Loan Assumption”). Seller shall reasonably cooperate, at no cost to Seller, in connection with the Loan Assumption process so long as Purchaser is pursuing the same. Purchaser’s assumption of the Existing Loan shall not be a condition precedent to Purchaser’s or Seller’s obligation to close the transactions described in this Agreement. If all required approvals to consummate, and all other requests of the Existing Lender have been satisfied for, Purchaser’s assumption of the Existing Loan in accordance with the Existing Loan Documents, at Closing, Purchaser shall have the option to assume the Existing Loan by executing and delivering to the Existing Lender such loan assumption documents as may be required by the Existing Lender, including, without limitation, execution by qualified affiliates of Purchaser of replacement guaranties and indemnities required pursuant to the assumption terms in the Existing Loan Documents (collectively, the “Loan Assumption Documents”). At Closing, if the Loan Assumption is consummated, Purchaser shall pay all assumption fees and costs of Existing Lender and Purchaser shall pay any fees associated therewith. Notwithstanding anything to the contrary contained herein, Purchaser shall have the right, at any time and for any reason or no reason, to terminate the Loan Assumption process and the failure to achieve the Loan Assumption shall not constitute a default by Purchaser hereunder; provided, however, Purchaser shall cover all costs associated with the potential assumption of the Existing Loan. In connection with, and as a material part of the Loan Assumption, Seller and its Affiliates (including, without limitation, any guarantor) shall receive a written release from Existing Lender, in form and substance satisfactory to Seller in its sole but good faith discretion, whereby Seller and any and all existing guarantors or indemnitors with respect to the Existing Loan to be assumed, including any guarantors or indemnitors of completion, payment, recourse, non-recourse carve-out and environmental obligations are released from any and all Liabilities with respect thereto that first occur or accrue from and after the Closing Date (the “Existing Loan Release”).
8.15Exclusivity. Following the Effective Date and until the earlier to occur of the Closing Date or the termination of this Agreement, Seller shall not actively market or negotiate with any party other than Purchaser with respect to a sale, assignment, or other transfer of all or any portion of the Property or any direct or indirect interest therein; provided, however, notwithstanding the foregoing, if a Purchaser Default has occurred and is continuing, then Seller may engage in discussions with the Secondary Bidder with respect to the Property.
ARTICLE 9
BROKER AND FURTHER ASSURANCES
9.1Finders and Investment Broker. Except for Jones Lang LaSalle (the “Broker”), neither Seller nor Purchaser have dealt with any person or entity who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for, or on behalf of, either Seller or Purchaser in connection with the transactions described by this Agreement in a manner which would entitle such person or entity to any fee or commission in connection with this Agreement or the transactions described herein. Seller shall pay the Broker pursuant to a separate agreement. Each of the Parties agrees to indemnify, defend and hold the other Party harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys’ fees and disbursements (including all trial and appellate level fees and disbursements), which the other Party may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person claiming through the indemnifying Party for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement. Additionally, Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys’ fees and disbursements (including all trial and appellate level fees and disbursements), which Purchaser may sustain, incur or be exposed to, by reason of any claim or claims by the Broker for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement; except to the extent such claim by the Broker is related to any engagement made by or at the request of Purchaser. The obligations under this Section 9.1 shall survive the Closing as well as the termination of this Agreement.
9.2Further Assurances. From the Effective Date until the expiration or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation (a) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law; and (b) effecting all registrations and filings required under this Agreement or Applicable Law. After Closing, Seller and Purchaser shall use commercially reasonable efforts (except as otherwise set forth herein, at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated by this Agreement. The immediately preceding sentence of this Section 9.2 shall survive the Closing as well as the termination of this Agreement.
ARTICLE 10
CLOSING CONDITIONS
10.1Mutual Closing Conditions.
10.1.1Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to Closing, of the following conditions precedent (the “Mutual Closing Condition(s)”):

(a)No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement;
(b)No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement; and
(c)Seller and Purchaser shall have received the Manager Consent.
10.1.2Failure of Mutual Closing Condition. If any Mutual Closing Condition(s) is/are not satisfied at Closing and without limiting the rights of any Party set forth in Section 14.1 or Section 14.2 (if applicable), then each Party to this Agreement shall have the right to:
(a)Terminate this Agreement by providing written notice thereof to the other Party, subject to the provisions of Section 17.22 hereof; provided, however, if a Party elects to extend the Closing Date pursuant to Section 10.1.2(c) below, the other Party shall not have the right to elect to terminate this Agreement pursuant to this Section 10.1.2(a) unless and until any Mutual Closing Condition(s) is/are not satisfied as of the applicable extended Closing Date;
(b)Waive, in writing, any such Mutual Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of any portion of the Purchase Price; or
(c)Extend the Closing Date one or more times (so long as, except with respect to any extension exercised under Section 10.5, all such extensions shall not exceed sixty (60) days in the aggregate with all extensions by Seller and/or Purchaser (as applicable) pursuant to this Section 10.1.2(c), Section 10.2.1(b), and Section 10.2.2) for the purpose of pursuing and satisfying the Mutual Closing Conditions, by delivering written notice of such election to the other Party and Escrow Agent not later than 5:00 p.m. Eastern time on the date that is two (2) days prior to the then Scheduled Closing Date.
If either Party terminates this Agreement pursuant to this Section 10.1.2, the terminating Party shall provide written notice to Escrow Agent and the other Party, in which case the Escrow Agent, without further consent from any Party, shall disburse the Deposit to Purchaser, no later than two (2) Business Days after the termination.
10.2Purchaser Closing Conditions.
10.2.1Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, at or prior to Closing, of the following conditions precedent (the “Purchaser Closing Condition(s)”):
(a)All Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent;
(b)The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Effective Date and the

Closing Date (with appropriate modifications permitted under Section 14.3 of this Agreement); provided, that Seller’s representations and warranties shall not be deemed inaccurate or breached due to transactions or actions expressly permitted by this Agreement or due to changes in facts after the Effective Date that do not constitute or result from a default by Seller of the covenants applicable to it under this Agreement, including, without limitation, any of the following occurring after the Effective Date and in each case solely to the extent not constituting or resulting from a default by Seller of the covenants applicable to it under this Agreement: a default by any party other than Seller or any of its Affiliates to any agreement relating to the Property, subsequently filed litigation relating to the Property, subsequently received notices of violations, changes in Bookings, or changes with respect to the Employees or defaults by any counterparties to any Equipment Leases or Operating Agreements or the replacement of a vendor for a particular service pursuant to an Equipment Lease or an Operating Agreement. Notwithstanding the foregoing, if (x) any representation and warranty of Seller was not true, correct, or complete in any material respect when made on the Effective Date, or (y) any representation and warranty of Seller is true when made on the Effective Date but ceases to be true as of the Closing Date and, as to this clause (y), such change and/or inaccuracy, individually or in the aggregate, has or results in a Material Adverse Effect, then Purchaser shall have the right to terminate this Agreement by giving written notice to such effect to Seller prior to the Closing Date, in which case Escrow Agent shall return the Deposit within two (2) Business Days after the date of such written notice to Seller (subject to Seller’s cure right set forth below), and the parties shall have no further obligations under this Agreement except for those obligations that expressly survive termination. Failure by Purchaser to notify Seller within two (2) Business Days of Purchaser’s Knowledge of such breach shall constitute a waiver of Purchaser’s right to terminate this Agreement as a result of such change (which shall not limit Purchaser’s rights in the event of any other subsequent change that, individually or in the aggregate with all other changes, has a Material Adverse Effect). Seller shall in any event have the right to cure any breach or inaccuracy to Purchaser’s reasonable satisfaction and, if necessary to allow such cure, the Closing Date shall be extended for up to sixty (60) days (in the aggregate with all extensions by Seller and/or Purchaser (as applicable) pursuant to this Section 10.2.1(b), Section 10.1.2(c), and Section 10.2.2) to allow such cure as long as Seller agrees to use reasonable efforts to effect such cure; provided, that if Seller elects in writing not to cure or fails to give Purchaser notice of its intent to cure within two (2) Business Days after Purchaser’s written notice to Seller, Purchaser may terminate this Agreement and promptly receive a return of its Deposit, in which case, the parties hereto shall have no further rights and obligations hereunder except those that expressly survive any such termination. Without limiting the terms of this Section 10.2.1(b), if, prior to the Closing, Purchaser obtains Knowledge (or is deemed to have Knowledge pursuant to Section 7.1) that any representation or warranty of Seller is untrue or that Seller has not complied with any of its covenants under this Agreement and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such matter regarding which Purchaser had Knowledge prior to Closing;
(c)The covenants and obligations of Seller in this Agreement shall have been performed in all material respects;
(d)Title Company shall be irrevocably committed to issuing the Title Policy for the Property pursuant to ARTICLE 5 hereof, subject to the payment by Purchaser of any fees and expenses with respect to the Title Policy required to be paid by Purchaser pursuant to Section 12.3.2 hereof;
(e)Purchaser shall have received an Acceptable Manager Estoppel as and when required in accordance with this Agreement; and

(f)To the extent any Landlord Investment Amendment is finalized and executed, Purchaser shall have received a copy of such fully executed Landlord Investment Amendment.
10.2.2Failure of Purchaser Closing Condition. Except as expressly provided in Section 10.4 hereof and subject to Purchaser’s rights and remedies set forth in Section 14.1 (if applicable), if any Purchaser Closing Condition(s) is/are not satisfied at Closing, then Purchaser shall have the right to:
(a)Terminate this Agreement by providing written notice thereof to Escrow Agent and Seller, subject to the provisions of Section 17.22 hereof; or
(b)Waive, in writing, any such Purchaser Closing Condition(s) at or prior to Closing and proceed to Closing, if possible, without abatement of any portion of the Purchase Price.
If Purchaser terminates this Agreement pursuant to this Section 10.2.2, Purchaser shall provide written notice to Escrow Agent and Seller directing Escrow Agent to disburse the Deposit to Purchaser, no later than two (2) Business Days after such termination.
Notwithstanding anything to the contrary set forth herein, Seller and Purchaser shall have the right to extend the Closing Date one or more times (so long as, except with respect to any extension exercised under Section 10.5, all such extensions shall not exceed thirty (30) days (or, as to the Acceptable Manager Estoppel, sixty (60) days) in the aggregate with all extensions by Seller and/or Purchaser (as applicable) pursuant to this Section 10.2.2, Section 10.1.2(c), and Section 10.2.1(b)) for the purpose of pursuing and satisfying the Purchaser Closing Conditions, by delivering written notice of such election to Purchaser and Escrow Agent not later than 5:00 p.m. Eastern time on the date that is two (2) days prior to the then Scheduled Closing Date.
10.3Seller Closing Conditions.
10.3.1Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligation to close the transactions contemplated in this Agreement, is subject to the satisfaction, at or prior to Closing, of the following conditions precedent (the “Seller Closing Condition(s)”):
(a)Purchaser shall have deposited with Escrow Agent the balance of the Purchase Price for the Property, as adjusted pursuant to Section 3.1 hereof;
(b)Purchaser shall have provided evidence reasonably satisfactory to Seller that the FF&E Reserve Funding Obligation has been satisfied;
(c)All Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent;
(d)The representations or warranties of Purchaser in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules other than as set forth in Section 14.3) shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made);

(e)The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects; and
(f)If Purchaser is assuming the Existing Loan, (i) all necessary approvals to consummate Purchaser’s assumption of the Existing Loan are obtained in accordance with the terms of the Existing Loan Documents, and (ii) delivery by the Existing Lender to Seller of the Existing Loan Release. For the avoidance of doubt, Purchaser hereby agrees and acknowledges that the consummation of the Loan Assumption shall not be a condition precedent to Purchaser’s obligations hereunder.
10.3.2Failure of Seller Closing Condition. Except as expressly provided in Section 10.4 and subject to Seller’s rights and remedies set forth in Section 14.2 (if applicable), if any Seller Closing Condition(s) is/are not satisfied at Closing, then Seller shall have the right to:
(a)Terminate this Agreement by providing written notice thereof to Escrow Agent and Purchaser, subject to the provisions of Section 17.22 hereof; or
(b)Waive, in writing, any such Seller Closing Condition(s) at or prior to Closing and proceed to Closing, without abatement of any portion of the Purchase Price.
If Seller terminates this Agreement pursuant to this Section 10.3.2, then, solely to the extent Seller is not entitled to the Deposit pursuant to Section 14.2, Escrow Agent shall disburse the Deposit to Purchaser, no later than two (2) Business Days after such termination.
10.4Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of a Seller Closing Condition or a Purchaser Closing Condition, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
10.5Hurricanes; NFIP. If insurance cannot be bound as a result of an impending named hurricane watch or warning issued by the National Weather Service covering the area where any of the Property is located, and such watch or warning remains in effect on the then-scheduled Closing Date, or if the National Flood Insurance Program is unable to issue insurance in connection with a governmental shutdown, then in either such event, the Closing Date shall be extended up to ten (10) Business Days from the then Scheduled Closing Date or up to five (5) Business Days after insurance can be bound, whichever date is later, but in no event later than fifteen (15) days after the then Scheduled Closing Date.
ARTICLE 11
CLOSING
11.1Closing Date. Closing shall be held no later than 4:00 p.m. Eastern Time on May 1, 2026 (the “Initially Scheduled Closing Date”), and as such date may extended from time to time in accordance with the terms hereof, the “Scheduled Closing Date”), subject to any extensions as expressly provided in this Agreement. Purchaser shall have the right to extend the Scheduled Closing Date for a period of up to thirty (30) days by delivering written notice of such election to Seller and Escrow Agent by not later than 5:00 pm Eastern time on the date that is at least three (3) Business Days prior to the Scheduled Closing Date; provided, however, in connection with any such extension of the Scheduled Closing Date, Purchaser shall be responsible for all out-of-pocket costs and expenses incurred Seller in connection with any extension of the Existing Loan, including, but not limited to, any costs and expenses associated with the purchase of a new Interest Rate Protection Agreement (as defined in the Loan Documents for the Existing Loan) if the Scheduled Closing Date as so extended is after June 9, 2026 (collectively, the “Loan Extension Costs”). In order for such notice to be effective, on the date on which such notice is given, Purchaser shall deposit with Escrow Agent the additional sum of Five Million Dollars ($5,000,000) (the “Extension Deposit”), which Extension Deposit shall be added to and become part of the Deposit. The Parties acknowledge that the transaction contemplated hereunder shall be closed by delivering executed documents and the other closing deliveries required under this Section 11 to Escrow Agent without requiring the Parties to be physically present at the time and location of Closing.
11.2Closing Escrow. Closing shall take place pursuant to the terms of this Agreement, including, but not limited to this Article 11 and Article 18 and administered and coordinated by Escrow Agent, pursuant to which (a) the Cash Consideration, which shall be paid by Purchaser to Seller pursuant to Section 3.3 hereof, shall be deposited with Escrow Agent; (b) all of the documents required to be delivered by Seller and Purchaser at any Closing pursuant to this Agreement shall be deposited with Escrow Agent; (c) at Closing, the Purchase Price, as adjusted pursuant to Section 3.1 hereof, shall be disbursed to Seller; and (d) the documents deposited with Escrow Agent shall be recorded in the appropriate jurisdiction or otherwise delivered to Seller and Purchaser, as the case may be.
11.3Closing Deliveries.
11.3.1Seller’s Deliveries. At Closing, Seller shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent to be recorded or delivered to Purchaser, as appropriate, all of the (a) documents set forth in this Section 11.3.1, each of which shall have been duly executed and acknowledged (if required), by Seller and (b) other items set forth in this Section 11.3.1 (the “Seller Closing Deliveries”), as follows:
(a)The Closing Certificate;
(b)The Deeds;
(c)The Bill of Sale;
(d)The Assignment and Assumption Agreement;
(e)The original Allonges for the Golf Club Membership Loan Documents (the “Allonge”), or, to the extent any such original Allonges are not in Seller's Possession, a lost note affidavit with respect to such Allonges, in form and substance reasonably acceptable to Purchaser;
(f)Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy, including without limitation the Owner’s Title Affidavit in the form attached hereto as Exhibit E-1 and the Affidavit and Indemnity Re: Notices of Commencement in the form attached hereto as Exhibit E-2;
(g)Seller’s share of funds necessary to comply with its obligations set forth in Section 12.3.1 hereto;
(h)An IRS Form W-9 in respect of Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, the regarded owner of Seller for U.S. federal income tax purposes);
(i)Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

(j)A certificate or registration of title for any owned vehicle or other FF&E included in the Property which requires such certification or registration, conveying such vehicle to Purchaser;
(k)To the extent not previously delivered to Purchaser, all originals (or certified copies if originals are not available) of the Assumed Property Agreements, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which are located at the Property on the Closing Date shall be deemed to be delivered to Purchaser upon delivery of possession of the Property to Purchaser;
(l)The Closing Statement prepared pursuant to Section 12.1 hereof;
(m)Assignment and Assumption of Marriott Lease Agreement, together with a memorandum thereof, to be recorded in the land records where the Property is located, and otherwise in form and substance reasonably acceptable to Purchaser and Title Company (the “Memorandum of Assignment”);
(n)The Acceptable Manager Estoppel and the Acceptable Association Estoppel, in each instance, if received;
(o)If Purchaser is assuming the Existing Loan and all necessary approvals required to consummate Purchaser’s assumption of the Existing Loan are obtained in accordance with the terms of the Existing Loan Documents, and Existing Lender delivers to Seller duly executed copies of the Existing Loan Release, the Loan Assumption Documents to which Seller is a party;
(p)Notice of transfer of title pursuant to the Agreement of Covenants and Restrictions recorded in Book 1484, Page 1814 in the Public Records of Collier County, Florida;
(q)Assignment of Irrigation Water Service Agreement recorded in Book 1615, Page 1625 in the Public Records of Collier County, Florida; and
(r)Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transactions described in this Agreement.
11.3.2Purchaser’s Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Seller, or deposited with Escrow Agent to be delivered to Seller, all of the (a) documents set forth in this Section 11.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required); and (b) other items set forth in this Section 11.3.2 (the “Purchaser Closing Deliveries”), as follows:
(a)The Purchase Price, as adjusted pursuant to Section 3.1 hereof, to be paid by Purchaser for the Property;
(b)A Closing Certificate;
(c)An As-Is Closing Waiver in the form attached hereto as Exhibit G;
(d)A counterpart of each of the documents and instruments to be delivered by Seller under Section 11.3.1 hereof which require execution by Purchaser;

(e)If Purchaser is assuming the Existing Loan and all necessary approvals required to consummate Purchaser’s assumption of the Existing Loan are obtained in accordance with the terms of the Existing Loan Documents, (i) the Loan Assumption Documents, each duly executed by Purchaser and any replacement guarantor and indemnitor thereunder, and (ii) duly executed copies of the Existing Loan Release and the Existing Loan Indemnity Agreement are provided to Seller; and
(f)Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transactions described in this Agreement.
11.4Possession. Seller shall deliver possession of the Real Property, subject only to the Permitted Exceptions, and the tangible Personal Property, to Purchaser, upon completion of the Closing.
ARTICLE 12
PRORATIONS AND EXPENSES
12.1Closing Statement. No later than three (3) Business Days prior to the Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Property as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Section 12.2 and Section 12.3 hereof or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare, prior to the Closing, a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. Each Closing Statement shall be approved and executed by the Parties at the Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 12.2 hereof.
12.2Prorations. The items of revenue and expense set forth in this Section 12.2 shall be prorated between the Parties (the “Prorations”) as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 12.2, so that the Closing Date is a day of income and expense for Purchaser. The provisions of this Section 12.2 shall survive Closing and are subject to the following terms and conditions:
12.2.1Collected Rent. All rent under the Marriott Lease Agreement (and any applicable state or local tax on rent paid to Seller) payable by Manager which are collected by Seller on or prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs (the “Current Month”), shall be prorated on a per diem basis with the number of days in the Current Month prior to the Closing Date being allocated to Seller and the number of days in the Current Month on and after the Closing Date being allocated to Purchaser. Uncollected rent shall not be prorated. If at the Closing, rent which is due and payable as of the Closing Date in respect of the Current Month is unpaid by Manager, Purchaser agrees that the first monies received by it from Manager shall be received by Purchaser and shall be disbursed as follows:
(a)First, to Seller and Purchaser, in an amount equal to all rent owing by Manager to Seller and Purchaser in respect of the Current Month on a per diem basis based on the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the current month on and after the Closing Date (which shall be allocated to Purchaser);
(b)Next, to Purchaser, in an amount equal to all other rent then due and owing by Manager to Purchaser in respect of any periods after the Current Month; and

(c)Last, to Seller, in an amount equal to all other rent owing to Seller by Manager in respect of all periods prior to Closing in reverse order of accrual (i.e., applied first to most recently accrued rent).
For the balance of the calendar year in which the Closing Date occurs, Purchaser will use commercially reasonable efforts, without any obligation to commence a suit or exercise any remedies against Manager, to collect any rents or any other amounts payable by Manager applicable to the period before Closing. Seller may not pursue collection as to any rent not collected by the Closing Date.
12.2.2Remittance of Rent. For the balance of the calendar year in which the Closing Date occurs, each of Seller and Purchaser agree to remit reasonably promptly to the other the amount of rent to which the other is so entitled and to account to the other monthly in respect of same and in connection therewith, the applicable Party shall provide the other reasonable evidence of such amounts received.
12.2.3Assumed Property Agreements and Equipment Leases. Any amounts prepaid, accrued or due and payable under the Assumed Property Agreements and the Equipment Leases at Closing shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid for periods following Closing, and Purchaser being credited for amounts accrued and unpaid. Purchaser shall receive a credit for all deposits held by Seller under the Assumed Property Agreements (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of the Assumed Property Agreements, as applicable. At Closing, Seller shall receive a credit for all deposits made by Seller under the Assumed Property Agreements (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser. Notwithstanding anything in this Section 12.2.3, there shall be no proration of amounts under Assumed Property Agreements or Equipment Leases, in each case, to the extent that such amounts are taken into account in the calculation of rent under the Marriott Lease Agreement. This Section 12.2.3 shall not apply to the Construction Contracts, which are governed by Section 12.2.5.
12.2.4Final Adjustment after Closing. If final prorations for any item under this Section 12.2 cannot be determined at Closing (including rent under the Marriott Lease Agreement in respect of 2026 calendar months prior to the Current Month), then the Parties shall allocate those items on a fair and equitable basis once invoices or bills are available and any required reconciliations with the Manager have been completed. Final adjustments shall be made as soon as reasonably possible, but in no event earlier than one hundred twenty (120) days after Closing and no later than March 31, 2027 (provided, that any year end reconciliation under the Marriott Lease Agreement has then been completed). Income and expenses shall be allocated on an accrual basis based on each Party’s period of ownership. Payments in connection with the final adjustment shall be due within ten (10) days of written notice. Seller and Purchaser shall provide the other reasonable documentary evidence to confirm the final prorations. If any re-proration or reconciliation which occurs by the Parties indicates that Purchaser or Seller was entitled to a larger credit with respect to the same than such Party received at Closing, such Party shall immediately remit the shortfall to the other Party. Until such time that the post-Closing adjustment contemplated by this Section 12.2.4 and any applicable payments are made, Seller (a) shall not liquidate, dissolve or wind-up or consolidate or merge with any other entity in a transaction following which Seller is not the surviving entity and (b) shall maintain net worth of not less than Ten Million Dollars ($10,000,000). This Section 12.2 shall survive the Closing.
12.2.5Ongoing Capital Expenditures. Purchaser shall receive a credit to the Purchase Price in an amount equal to one hundred percent (100%) of the aggregate Completion

Costs for all Ongoing Capital Expenditures that have not achieved Final Completion as of Closing (the “Post-Closing Capital Expenditures”). As used herein, “Completion Costs” means the total estimated cost and expense required to complete an Ongoing Capital Expenditure, as reasonably agreed to by Seller and Purchaser as of the Closing Date. Within ten (10) days of the Final Completion of each Post-Closing Capital Expenditure, the Parties shall adjust the foregoing credit based on the actual and reasonable documented out-of-pocket costs and expenses of Purchaser to achieve Final Completion, which adjustment shall otherwise be made in accordance with, Section 12.2.4 (provided, that Seller shall not be responsible for Completion Costs resulting from voluntary changes to the nature or scope of the Ongoing Capital Expenditures that are entered into after Closing or other cost increases that are not within Seller’s control).
12.2.6Interest. At Closing, if the Loan Assumption is consummated, then any interest under the Existing Loan prepaid, accrued or due and payable under the Existing Loan Documents at Closing shall be prorated as of the Cut-Off Time between Seller and Purchaser, with Seller being credited for amounts prepaid for periods following Closing, and Purchaser being credited for amounts accrued and unpaid.
12.3Transaction Costs.
12.3.1Seller’s Closing Costs. Seller shall pay (a) any documentary stamp taxes, surcharges or transfer taxes imposed on the conveyance of the Property and/or recordation of the Deeds (based on the portion of the Purchase Price allocated to the Real Property pursuant to Section 3.5) and the Memorandum of Assignment, (b) the premium for the Title Policy (with such premium based on the portion of the Purchase Price allocated to the Real Property pursuant to Section 3.5), (c) one-half of Escrow Agent’s escrow fee or escrow termination charge, (d) the cost of recording, discharging, removing or curing, as applicable, any Mandatory Cure Items pursuant to the express terms of this Agreement, (e) fees and expenses of Seller’s own attorneys, accountants and consultants, and (f) all costs, fees, and expenses related to the Landlord Investment Amendment.
12.3.2Purchaser’s Closing Costs. Purchaser shall pay (a) one-half of Escrow Agent’s escrow fee or escrow termination charge, (b) the charge for any and all endorsements to the Title Policy, (c) the cost of the Survey or any updates thereto, (d) any costs incurred in connection with Purchaser’s investigation and diligence of the Property, (e) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser, (f) intentionally omitted, (g) all costs, fees and expenses related to the assignment of the Marriott Lease Agreement or the negotiation of any amendment to the Marriott Lease Agreement (other than each Landlord Investment Amendment), (h) any fees and costs related to Purchaser obtaining a transfer of or replacement Liquor Licenses, (i) fees and expenses of Purchaser’s own attorneys, accountants and consultants, (j) if the Scheduled Closing Date is extended pursuant to Section 11.1, all Loan Extension Costs and (k) any reasonable out-of-pocket fees, costs and expenses associated with the Loan Assumption, including but not limited to those reasonable out-of-pocket costs and expenses incurred by Seller.
12.3.3Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 12.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.
12.3.4Sales Tax. It is the intent and belief of both Seller and Purchaser that the sale of the Personal Property, except for vehicles, if any, contemplated hereby is an occasional or isolated sale within the meaning of Florida Administrative Code Rule 12A-1.037, and is exempt from Florida sales tax. To the extent that the Florida Department of Revenue attempts to or does assess sales tax on the sale of the Personal Property to Purchaser pursuant to this Agreement, and such assessment is not the result of, or otherwise attributable to, any event or circumstance that constitutes a breach of Section 7.1.23 (in which event Seller shall be responsible for the payment of all such sales tax), Purchaser shall be responsible for the payment of all required sales tax, including, without limitation, penalties and interest, and Purchaser shall indemnify and hold Seller harmless with respect to any such sales tax for which Purchaser is responsible pursuant to this Section 12.3.4.
12.3.5Golf Club Membership Loan Documents. The Parties agree that (a) as of the Closing Date, Purchaser shall reimburse Seller for the total outstanding balance of any amounts owing to Seller or any of its Affiliates under the Golf Club Membership Loan Documents (together with any interest thereon), (b) Purchaser shall assume all rights and Liabilities of Seller or any of its Affiliates under the Golf Club Membership Loan Documents pursuant to the Allonge. In addition, in the event the Parties determine that a particular membership initiation fee that is due to a Golf Club member as part of such member’s resignation from the Golf Club that are due and payable as of the Closing Date or would be payable within the first sixty (60) days following the Closing Date, in each instance, will not be paid with the proceeds of a new incoming member’s initiation fee, then the Parties shall, acting reasonably, agree upon a credit to Purchaser for such portion of the initiation fee that Purchaser would have to come out of pocket to fund to pay such existing Golf Club member (as opposed to using the new incoming member’s initiation fee to cover).
12.3.6FF&E Reserve. The Parties agree that as of the Closing Date (a) Seller shall retain the balance of the FF&E Reserve, and (b) Purchaser shall be obligated to fund into an account(s) any amounts that are required in connection with the Repairs and Equipment Escrow (as defined in the Marriott Lease Agreement) pursuant to the Marriott Lease Agreement (the “FF&E Reserve Funding Obligation”) and to otherwise comply with all associated obligations and conditions as set forth in the Marriott Lease Agreement. As of January 31, 2026, Schedule 1.1 attached hereto reflects the amount of the FF&E Reserve and such amount shall be updated prior to Closing to confirm the FF&E Reserve Funding Obligation.
ARTICLE 13
INTENTIONALLY OMITTED.
ARTICLE 14
DEFAULT AND REMEDIES
14.1Seller Default. If, at or any time prior to Closing, Seller fails to perform its covenants or obligations under this Agreement in any material respect, which breach or default is not caused by a Purchaser Default (as hereinafter defined) and if Seller fails to cure such breach or default within five (5) Business Days after receipt of written notice thereof from Purchaser (the “Seller Cure Period”), provided that Seller shall not be entitled to any notice or cure period with respect to the delivery of the Seller Closing Deliveries at Closing (such event, a “Seller Default”), Purchaser may elect, as the sole and exclusive remedy of Purchaser, either (a) to terminate this Agreement and receive the Deposit from the Escrow Agent, and recover from Seller all of Purchaser’s actual documented third party out-of-pocket expenses incurred to the date of such termination, not to exceed a total of One Million Five Hundred Thousand Dollars ($1,500,000), (b) seek to enforce specific performance of Seller’s obligation to convey title to the Property, without adjustment to, or credit against, the Purchase Price, except as otherwise set forth in this Agreement, or (c) waive any Seller Default at or prior to the Closing and proceed to the Closing without any abatement of the Purchase Price or other credit. In any election under (a), (b) or (c), Purchaser shall not have the right to seek damages (although as provided in Section 17.12 the prevailing party in any legal action shall be entitled to recover reasonable attorneys’ fees and costs); provided, notwithstanding anything set forth herein, if the remedy of specific performance is not available to Purchaser due to Seller’s intentional or willful breach of this Agreement, then Purchaser shall be entitled to pursue any and all rights and remedies against Seller including the right to seek and recover damages. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (a) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before the date that is thirty (30) days after the Scheduled Closing Date, or having given Seller notice, Purchaser fails to file a lawsuit asserting such cause of action within thirty (30) days after the date of such written notice of intent. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under this Section 14.1 for an alleged Seller breach or default of a covenant or obligation under this Agreement, unless Purchaser has provided written notice to Seller specifying, in reasonable detail, the nature of the alleged Seller breach or default, and Seller has not cured such alleged Seller default, within Seller Cure Period; in which case, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of Seller Cure Period. Notwithstanding the foregoing, in the event of a default by any party of any indemnification obligations in this Agreement that expressly survive Closing or the termination or cancellation of this Agreement, or any obligation to be performed subsequent to Closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity against the defaulting party.
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14.2Purchaser’s Default. If the Closing shall fail to occur because Purchaser fails to perform any of its covenants or obligations under this Agreement, in any material respect, which breach or default is not caused by a Seller Default and if Purchaser fails to cure such breach or default within five (5) Business Days after receipt of written notice thereof from Seller (provided that Purchaser shall not be entitled to any notice or cure period with respect to the payment of the Purchase Price or the delivery of the Purchaser Closing Deliveries at Closing) (each, a “Purchaser Default”), then Seller, as its sole and exclusive remedy, may elect to (a) terminate this Agreement by providing written notice to Purchaser and retain the Deposit as liquidated damages as provided below, subject to the provisions of Section 17.12 hereof; or (b) waive any Purchaser Default at or prior to the Closing and proceed to the Closing without any adjustment to the Purchase Price. PURCHASER ACKNOWLEDGES THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO CALCULATE ACTUAL DAMAGES CAUSED BY A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF PURCHASER CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION, THE FAILURE OF PURCHASER TO PURCHASE THE PROPERTY AND THE BUSINESS, WHERE SUCH FAILURE WAS NOT DUE TO A SELLER DEFAULT. PURCHASER AND SELLER THEREFORE AGREE THAT, UPON A PURCHASER DEFAULT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND THAT SELLER SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW AND/OR IN EQUITY ALTHOUGH AS PROVIDED IN SECTION 17.12 THE PREVAILING PARTY IN ANY LEGAL ACTION SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEYS’ FEES AND COSTS. IN SUCH EVENT, THE ESCROW AGENT SHALL, UPON WRITTEN DEMAND BY SELLER WITHOUT JOINDER OF PURCHASER, IMMEDIATELY DELIVER THE DEPOSIT TO SELLER IN CASH OR OTHER IMMEDIATELY AVAILABLE FUNDS. THE FOREGOING DOES NOT LIMIT PURCHASER’S LIABILITY UNDER ANY INDEMNITY OR OTHER PROVISION OF THIS AGREEMENT WHICH BY ITS TERMS SURVIVES A TERMINATION OF THIS AGREEMENT OR IS TO BE PERFORMED AFTER CLOSING. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION 14.2, PURCHASER AND SELLER HAVE SEPARATELY INITIALED THIS SECTION.
SELLER INITIALS: ________ ________     PURCHASER INITIALS: ________

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14.3Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule, or provide new schedules, to this Agreement from time to time without Purchaser’s consent if such schedule needs to be amended, supplemented or provided to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein as a result of a change in fact or circumstance that was outside of the reasonable control of Seller (and which is not otherwise the result of a breach by Seller of any covenant in any material respect set forth in this Agreement). If Seller makes any amendment or supplement to the schedules, or provides a new schedule, (a) then such amendment or supplement shall constitute a failure of a Purchaser Closing Condition if, and only if, the corresponding representation or warranty to which the amendment or supplement relates would be untrue or incorrect in the absence of the amendment or supplement and, combined with all other changes, inaccuracies and breaches, would result in a Material Adverse Effect, and (b) if Purchaser proceeds to Closing notwithstanding the amendment or supplement, the corresponding representation or warranty to which the amendment or supplement relates shall be deemed qualified by the amendment or supplement for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement.
14.4No Recourse to Seller Indemnitees. In connection with this Agreement, Advisor is acting as the investment adviser to Seller and shall not have any individual liability hereunder. No member, principal, shareholder, officer, employee or agent of or consultant to Advisor or of or to Seller shall be held to any personal liability hereunder, and no resort shall be had to their property or assets, or the property or assets of Advisor for the satisfaction of any claims hereunder or in connection with the affairs of Advisor. Furthermore, Seller’s liability under this Agreement is explicitly limited to Seller’s interest in the Property, including any proceeds thereof. Purchaser shall have no recourse against any other property or assets of Seller, any assets of the Advisor, or to any of the other Seller Indemnitees or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. Except as otherwise expressly set forth in this Section 14.4, none of the Seller Indemnitees (other than Seller) shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Purchaser’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise. Purchaser shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Indemnitees other than Seller’s interest in the Property or any proceeds thereof.
14.5Survival. The terms of this Section 14 shall survive the Closing or any termination of this Agreement.
ARTICLE 15
RISK OF LOSS
15.1Casualty. If, at any time after the Effective Date and prior to the Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of the Casualty to Purchaser promptly after the occurrence of the Casualty.
15.1.1Material Casualty. If (i) the estimated amount of the cost to repair and restore the Property following a Casualty equals or exceeds six percent (6%) of the Purchase Price, (ii) the cost to repair and restore the Property following such Casualty is not fully insured and the cost thereof exceeds three percent (3%) of the Purchase Price (unless Seller agrees to credit Purchaser the cost to repair such uninsured or underinsured causalities, without any obligation to do so) or (iii) the Casualty results in the permanent reduction or restriction of access to or parking at the Property or the failure of the Property to remain in compliance in all material respects with Applicable Law with respect to zoning and building and fire codes even following any renovations to address the Casualty (a “Material Casualty”), and the Material Casualty was not caused by Purchaser, Purchaser’s Representatives, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller, within ten (10) Business Days after Purchaser’s receipt of Seller’s written notice of the Material Casualty, to (a) terminate this Agreement by providing written notice to Seller, subject to the provisions of Section 17.23 hereof; or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by or on behalf of Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to this Section 15.1.1. If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period. Escrow Agent shall promptly return the Deposit to Purchaser following the termination of this Agreement pursuant to this Section 15.1.1.
15.1.2Non Material Casualty. In the event of any (a) Casualty which is not a Material Casualty; or (b) Material Casualty which is caused by Purchaser or Purchaser’s Representatives, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (i) in the event of a Casualty which is not a Material Casualty, provide Purchaser with a credit against the Purchase Price (except if the Casualty is caused by Purchaser or Purchaser’s Representatives) in an amount equal to the applicable insurance deductible, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by or on behalf of Seller with respect to the Property so affected, except those proceeds allocable to any lost profits or costs and expenses actually incurred by Seller for the period prior to the Closing.
15.2Condemnation. If, at any time after the Effective Date but prior to the expiration or termination of this Agreement, any Governmental Authority commences or threatens in writing to commence any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property not already conveyed pursuant to this Agreement (each, a “Condemnation”), Seller shall give written notice of the Condemnation to Purchaser promptly after Seller receives notice of the Condemnation.
15.2.1Material Condemnation. If the Condemnation would (a) result in the permanent loss of value equal to more than six percent (6%) of the Purchase Price; or (b) result in any permanent material reduction or restriction in access to the Land or Improvements or parking for the Property; or (c) results in the permanent failure of the Property to remain in compliance in all material respects with Applicable Law with respect to zoning and building and fire codes even following any renovations to address the Condemnation (each, a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller, within ten (10) days after Purchaser’s receipt of Seller’s written notice of the Material Condemnation, to (i) terminate this Agreement by providing written notice to each other Party, subject to the provisions of Section 17.23 hereof, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from the Material Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. Purchaser shall have the right to a refund of the Deposit and shall receive the prompt refund of such amount following the termination of this Agreement pursuant to this Section 15.2.1.

15.2.2Non-Material Condemnation. In the event of any Condemnation, other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement but shall proceed to Closing, in which case, Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from the Condemnation.
ARTICLE 16
SURVIVAL, INDEMNIFICATION AND RELEASE
16.1Survival.
16.1.1Survival of Seller’s Representations, Warranties and Covenants.
(a)None of the representations and warranties of Seller set forth in this Agreement or in any schedule, document or certificate delivered in connection with the Closing shall survive the Closing Date and the consummation of the transactions contemplated hereby. All covenants or agreements of Seller the performance of which is to take place at or prior to the Closing (the “Pre-Closing Covenants”) set forth in this Agreement or in any schedule, document or certificate delivered in connection with the Closing shall not survive the Closing Date, except as otherwise expressly set forth herein, and, without duplication, for the obligations of Seller arising under its covenants in (a) Section 3.5 (the “Purchase Price Allocation Covenants”), which shall survive the Closing Date and the consummation of the Transaction as further described in Section 3.5, (b) Section 8.1 (the “Confidentiality Covenants”), which shall survive the Closing Date and the consummation of the Transaction or the termination of this Agreement for a period of one (1) year, (c) Section 9.1 (the “Broker Covenants”), which shall survive the Closing Date and the consummation of the Transaction or the termination of this Agreement, (d) Article 12 hereof, which shall survive the Closing Date and the consummation of the Transaction as further described in Section 12.2 (the “Proration Covenants” and together with the Purchase Price Allocation Covenants, Confidentiality Covenants, the Broker Covenants, and any other covenant or agreement of Seller set forth in this Agreement which expressly survives the Closing, the “Post-Closing Covenants”). No claim may be asserted nor may any action be commenced against Seller for breach of any Post-Closing Covenant, unless written notice of such claim or action is received by Seller, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, on or prior to the applicable time periods set forth in this Section 16.1.1(a).
(b)From and after the Closing, Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that neither Seller nor any of the Seller Indemnitees shall have any liability or obligation to Purchaser, its Affiliates, or any other Person arising from or with respect to any breach of any of the representations, warranties and Pre-Closing Covenants of Seller contained in this Agreement or in any schedule, certificate or other document delivered pursuant hereto or any action taken or omitted, at or prior to the Closing, by Seller or any of the Seller Indemnitees in connection with, relating to or otherwise arising out of this Agreement, any schedule, certificate or other document delivered pursuant hereto or any of the transactions contemplated herein or therein, in each case, except as otherwise expressly set forth herein; provided, however, that notwithstanding the foregoing, Seller shall remain liable for its obligations arising under the Post-Closing Covenants, as provided and for the periods set forth in Section 16.1.1. FROM AND AFTER THE CLOSING, EXCEPT FOR THE POST-CLOSING COVENANTS, PURCHASER, ON BEHALF OF ITSELF, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES, WAIVES AND RELEASES ANY AND ALL CLAIMS AGAINST SELLER OR ANY OF THE SELLER INDEMNITEES FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR CLAIMS INCURRED AS A RESULT OF OR WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT

HERETO OR ANY ACTION TAKEN OR OMITTED, AT OR PRIOR TO THE CLOSING, BY SELLER OR ANY OF THE SELLER INDEMNITEES IN CONNECTION WITH, RELATING TO OR OTHERWISE ARISING OUT OF THIS AGREEMENT, ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. Purchaser acknowledges that it has had, or will have prior to the Closing the opportunity to consider and arrange to obtain, at Purchaser’s cost, other means to protect itself from such losses, liabilities, damages, costs or claims, including without limitation representations and warranties insurance, tax status insurance, UCC owner insurance or other insurance products. Nothing herein shall operate to limit or eliminate the common law liability of Seller to Purchaser for actual fraud in the event Seller has intentionally and knowingly (as opposed to any claim based on negligence, recklessness, imputed or constructive knowledge, statute or other theory) committed fraud against Purchaser, with the specific intent to deceive and mislead Purchaser, regarding the representation and warranties made by Seller in this Agreement or in any schedule, certificate or document delivered pursuant hereto, provided that such representations and warranties were made with actual knowledge of the falsity thereof by the individual Seller representative who made such representation or warranty (as opposed to any fraud claim based on negligence, recklessness, imputed or constructive knowledge, statute or other theory), and specifically excluding constructive fraud and negligent fraud (“Fraud”) and only to the extent the Purchaser was materially and adversely impacted by said Fraud. The terms of this Section 16.1.1(b) shall survive the termination or the Closing under this Agreement, without limitation.
16.2Indemnification by Purchaser. Purchaser and each assignee of Purchaser, shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (a) any breach of any express representations or warranties of Purchaser in this Agreement which survives the termination or expiration of this Agreement in accordance with the express terms hereof; (b) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the termination or expiration of this Agreement in accordance with the express terms hereof; and (c) any matter for which Purchaser has otherwise expressly agreed to indemnify the Seller Indemnitees and (d) any Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement no Seller Indemnitee shall be entitled to defense or indemnification to the extent the Indemnification Loss results from the gross negligence or willful misconduct of, or breach of this Agreement by, any Seller Indemnitee. This Section 16.2 shall survive the Closing as well as the termination of this Agreement.
16.3Effect of Taxes, Insurance or Other Reimbursement.Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 16 shall be net of any tax benefits realized or insurance proceeds received by the Indemnitee in connection with the Indemnification Claim, or any other third-party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to the Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for the Indemnification Loss.
16.4Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIMS ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (EXCEPT TO THE EXTENT SUCH DAMAGES ARE ACTUALLY PAYABLE TO THIRD PARTIES FOR WHICH THE PARTY WHO INCURRED SUCH DAMAGES IS SEEKING

INDEMNIFICATION FOR SAME AGAINST THE OTHER PARTY PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT) AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO. The provisions of this Section 16.4 shall survive the Closing and the termination of this Agreement indefinitely.
16.5Indemnification Procedure.
16.5.1Notice of Indemnification Claim. If any of Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to the Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless the Indemnitee unless and until the Indemnitee provides written notice to the Indemnitor promptly after the Indemnitee has actual knowledge of any facts or circumstances on which the Indemnification Claim is based or a Third-Party Claim is made on which the Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to the Indemnification Claim.
16.5.2Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.
16.5.3Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of the Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend the Third-Party Claim, provided that (a) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company); (b) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of the Third-Party Claim; and (c) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement or other agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of the Third-Party Claim, the Indemnitee shall have the right to retain the defense of the Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend the Third-Party Claim in an effective and cost-efficient manner.
16.6Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (a) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as the dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing; or (b) which involves a Third-Party Claim until such time as the Third-Party Claim is concluded, including any appeals with respect thereto.
16.7Exclusive Remedy for Indemnification Loss. Except for claims based on Fraud, the indemnification provisions in this Article 16 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.
16.8Release. Upon Closing, Purchaser, on behalf of itself and the Purchaser Indemnitees, assumes the risk that adverse matters, including but not limited to, construction defects, adverse physical, environmental, hazardous materials, endangered species, zoning, access or water course issues or conditions, may not have been revealed by Purchaser’s investigations. Purchaser, on behalf of itself and the Purchaser Indemnitees, waives its right to recover from, and forever releases and discharges all Seller Indemnitees from, any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, the Property and the Business or any latent or patent issue or condition at the Property or the Business, including without limitation, claims, liabilities and contribution rights relating to the presence, discovery or removal of any Hazardous Substances in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based thereon. It is the intention of the Parties that the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected. Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit all Seller Indemnitees from any such unknown losses, damages, liabilities, costs and expenses in accordance with terms and conditions of this Agreement. Notwithstanding the foregoing, such release from Purchaser shall not apply to (i) any act of Fraud by Seller with respect to the Property or the transactions contemplated by this agreement or (ii) any matters for which Seller is expressly liable hereunder or is required to indemnify Purchaser or Purchaser Indemnitees pursuant to the express terms hereof or any of the Seller Closing Deliveries. The provisions of this Section 16.8 shall survive the Closing indefinitely.
16.9Representation and Warranty Insurance. On or about the date hereof and effective as of the Effective Date, or prior to the Closing, Purchaser may acquire a buyer-side representations and warranties insurance policy in connection with the transactions contemplated by this Agreement (the “Insurance Policy”). Purchaser shall pay the premium and other costs to obtain the Insurance Policy (including all taxes thereon), and Seller will have no liability for such premium or costs. The parties agree that the Insurance Policy, if obtained, shall not contain any requirements for the Purchaser to bring any claims against Seller and shall further include: (i) an express waiver at all times of the insurer’s rights of subrogation, contribution and rights acquired by assignment against any Seller in respect of claims made by the Purchaser under the Insurance Policy, except with respect to losses paid by the insurer arising or resulting from Fraud, (ii) an acknowledgement by the insurer that the Seller is entitled to enforce such waiver as a third-party beneficiary, and (iii) an agreement by the insurer that such waiver shall not be altered without the written consent of the Seller. Seller shall use commercially reasonable efforts to provide such cooperation (at no out-of-pocket cost to Seller) in connection with the Insurance Policy as may be reasonably requested by Purchaser and which is customary in connection with the issuance of the Insurance Policy. The Parties acknowledge and agree that the Insurance Policy is intended to be a contract between Purchaser and the insurer under the Insurance Policy separate and apart from this Agreement. As such, none of the limitations or provisions set forth in any provision of this Agreement shall in any way limit, affect, restrict, modify or impair the ability of Purchaser to make claims under or recover under the Insurance Policy or any of Purchaser’s other rights under the Insurance Policy. The provisions of this Section 16.9 shall survive the Closing indefinitely.
ARTICLE 17
MISCELLANEOUS PROVISIONS
17.1Notices.
17.1.1Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (a) personal delivery, (b) overnight courier service, or (c) email transmission, with a verification copy sent within one Business Day by any of the methods set forth in clauses (a) or (b), to the recipient Party at the following physical address or email address:
If to Seller:

[***] With a copy to:
[***]
with a copy to:
Until April 30, 2026:

[***]

From and after May 1, 2026:

[***]

If to Purchaser:
[***]
With copies to:
[***]
If to Escrow Agent:
[***]

17.1.2Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 17.1.4) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (a) delivery to the physical address or email address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (b) the attempted delivery of such Notice if (i) the recipient Party refuses delivery of such Notice, or (ii) such recipient Party is no longer at such physical address or email address, and such recipient Party failed to provide such sending Party with its current physical address or email address pursuant to Section 17.1.3.
17.1.3Change of Address. The Parties and their respective counsel shall have the right to change their respective physical address and/or email address for the purposes of this

Section 17.1 by providing a Notice of such change in address and/or email address as required under this Section 17.1.
17.1.4Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf.
17.2Joint and Several Liabilities and Obligations. Notwithstanding anything to the contrary contained herein, the obligations and liabilities of each person comprising the named Purchaser hereunder shall be joint and several in all regards.
17.3Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
17.4Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion). Notwithstanding the foregoing, Purchaser shall have the right, without the need to obtain the prior consent of Seller, but subject to prior written notice thereof to Seller, to designate any Affiliate or Affiliates of any of Purchaser, Trinity Real Estate Investments LLC, and/or Sculptor Real Estate Advisors LP as its nominee to receive title to all or any portion of the Property, or assign all of its right, title and interest in this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to Closing; provided, however, that (a) the Affiliate remains an Affiliate of Purchaser; (b) Purchaser shall not be released until Closing from any of its liabilities and obligations under this Agreement by reason of such designation or assignment; (c) Purchaser shall indemnify Seller from and against any transfer tax liability, or similar taxes and/or assessments, that Seller may suffer as a result of the foregoing; and (d) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument at or prior to Closing, which shall (e) provide that Purchaser and such designee or assignee shall be until Closing (after which time Purchaser shall be released and its designee shall remain liable) jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (i) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, and (ii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing. This Section 17.4 shall survive Closing as well as the termination of this Agreement.
17.5Successors and Assigns. Subject to Section 17.4, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.
17.6Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (a) the Parties and their respective successors and permitted assigns; and (b) any Indemnitee to the extent the Indemnitee is expressly provided any right of defense or indemnification in this Agreement.
17.7GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.
17.8Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
17.8.1Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

17.8.2All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
17.8.3The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
17.8.4Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted this Agreement or any exhibits attached hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits attached hereto.
17.8.5The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
17.8.6The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
17.8.7The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of the Party, without regard to any standard of reasonableness or other standard by which the determination of the Party might be challenged.
17.9Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.
17.10JURISDICTION AND VENUE. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, FORT MYERS DIVISION (OR, IF SUCH FEDERAL COURT LACKS SUBJECT MATTER JURISDICTION, IN THE CIRCUIT COURT IN AND FOR COLLIER COUNTY, FLORIDA). EACH PARTY IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS, AGREES THAT THE VENUE FOR ANY SUCH ACTION OR PROCEEDING SHALL BE EXCLUSIVELY IN THE SPECIFIED JURISDICTIONS, AND WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR THE CLAIM THAT SUCH FORUM IS AN INCONVENIENT FORUM, WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
17.11WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
17.12Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Party on an equitable basis. This Section 17.12 shall survive the Closing as well as the termination of this Agreement.
17.13Exculpation. Purchaser and Seller acknowledge and agree that Purchaser and Seller shall look solely to the assets of Seller or Purchaser (or Purchaser’s designee, post-Closing), respectively, for the enforcement of any claims against Seller or Purchaser (or Purchaser’s designee), as the case may be, and the officers, directors, partners, members, shareholders, trustees, employees and agents of Advisor, Seller or Purchaser (or Purchaser’s designee) assume no personal liability for the liabilities and obligations entered into by Seller or Purchaser, respectively, and its individual assets shall not be subject to any claims relating to such liabilities and obligations. This Section 17.13 shall survive the Closing as well as the termination of this Agreement.
17.14Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 14.3 hereof) referred to in this Agreement are incorporated herein by this reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
17.15Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and supersedes all other agreements and understandings (written or oral) among the Parties with respect to the subject matter hereof and thereof.
17.16Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.
17.17Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties. Purchaser understands and agrees that Seller shall have the right to continue to market the Property and/or negotiate with other potential purchasers of the Property until the satisfaction or waiver in writing of all conditions to the obligations of Purchaser under this Agreement.
17.18Execution of Agreement. A Party may deliver executed signature pages to this Agreement by electronic transmission (by email) to any other Party, which .pdf copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
17.19Computation of Time. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day.
17.20Radon. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS, THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT. THIS NOTICE IS GIVEN PURSUANT TO SECTION 404.056(5), FLORIDA STATUTES.

17.21No Recording. Neither this Agreement nor any memorandum or notice thereof may be filed or recorded in any land records, except that a lis pendens may be filed confirming the existence of this Agreement (but not the terms thereof) (a “Lis Pendens”) in connection with litigation to enforce Purchaser’s right of specific performance under this Agreement. Any such recording of the Agreement or memorandum or notice thereof (other than a Lis Pendens) shall constitute a default under this Agreement and Seller may cause the release or removal of any such recording simply by recording this Agreement provision.
17.22Termination Provisions. In connection with the rights that Purchaser has to terminate this Agreement pursuant to Sections 5.3.2, 7.1.3, 10.1.2, 10.2.1, 10.2.2, 14.1, 15.1.1 and 15.2.1: (a) the parties hereto shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement in accordance with the terms hereof, and (b) the Deposit shall be promptly returned to Purchaser.
ARTICLE 18
GENERAL ESCROW PROVISIONS
18.1General Escrow Provisions. The obligations and rights of the Escrow Agent under this Agreement shall be subject to the following terms and conditions:
18.1.1Duties. The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent. Further, Escrow Agent shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.
18.1.2Liability of Escrow Agent. Escrow Agent shall not be liable to anyone by reason of performance of its duties hereunder, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct, negligence, or breach of the escrow provisions of this Agreement or any separate escrow instructions required by Escrow Agent.
18.1.3Reliance by Escrow Agent. Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent. Escrow Agent may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.
18.1.4Deposit. If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Seller with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Purchaser together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Agent until the third (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Agent of its intention to so disburse, and disbursement made by Escrow Agent after the passage of such three (3) Business Day period shall relieve Escrow Agent from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser. If such disbursement is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Agent shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.
18.1.5Disputes. In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (a) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Agent has authority (but not the obligation) to initiate such proceedings), or (b) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party, or (c) by written settlement between Purchaser and Seller.
18.1.6Indemnification of Escrow Agent. Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all Liabilities in any way incurred by Escrow Agent (except to the extent arising from negligence, willful misconduct or breach of this Agreement by Escrow Agent) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent.
18.1.7Interpleader. Escrow Agent may pay the Deposit into a court of competent jurisdiction upon commencement by the Escrow Agent of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.
18.1.8Reporting Person. Seller and Purchaser hereby name the Escrow Agent as the “Reporting Person” under Section 6045(e) of the Code.
18.1.9Further Assurances. From time to time on and after the date hereof, Seller and Purchaser shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.
18.1.10Resignation of Escrow Agent. Escrow Agent may resign at any time as Escrow Agent hereunder upon giving five (5) days’ prior written notice to that effect to both Seller and Purchaser. In such event, the successor Escrow Agent shall be a nationally recognized title insurance company or other person acceptable to both Seller and Purchaser. Such party that will no longer be serving as Escrow Agent shall deliver, against receipt, to such successor Escrow Agent, the Deposit held by such party, to be held by such successor Escrow Agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before such party ceases to be Escrow Agent hereunder, whether by resignation or otherwise, its obligations as Escrow Agent shall continue until such successor is appointed, provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition thereof in accordance with such order. If no successor Escrow Agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as Escrow Agent may apply to any court of competent jurisdiction for the appointment of a successor Escrow Agent.
18.1.11Survival. The provisions of this Article 18 shall survive the Closing or any termination of this Agreement.
[signature page to follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.
SELLER:
HOTEL OWNER:
MARCO HOTEL LLC,
a Delaware limited liability company
By: /s/ Justin Epps__________
Name: Justin Epps
Title: Managing Director
GOLF OWNER:
HB NAPLES GOLF OWNER LLC,
a Delaware limited liability company
By: /s/ Justin Epps_______________________
Name: Justin Epps
Title: Managing Director

PURCHASER:
MIH PROPCO LLC

By:    /s/ Steven Orbuch
Name:    Steven Orbuch
Title:    Officer

MIH ROOKERY LLC

By:    /s/ Steven Orbuch
Name:    Steven Orbuch
Title:    Officer

MIH HAMMOCK BAY LLC

By:    /s/ Steven Orbuch
Name:    Steven Orbuch
Title:    Officer

JOINDER OF ESCROW AGENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, Escrow Agent hereby joins in this Agreement solely to acknowledge its agreement to be bound by the terms and conditions set forth in this Agreement.
AGREED AND ACCEPTED THIS 27th DAY OF FEBRUARY, 2026.

ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY
By:	/s/Jennifer J. Corbo
Name:	Jennifer J. Corbo
Title:	AVP, Sr. Commercial Escrow Officer